Exhibit 99.5

Mandatory publication

pursuant to § 14 Para. 2 and 3 German Securities Acquisition and Takeover Act

(Wertpapiererwerbs- und Übernahmegesetz - WpÜG)

Shareholders of Biofrontera AG, especially those with residence, domicile or habitual abode outside of the Federal Republic of German, should especially note the information on Pages 3 to 6 of these bidding documents.

BIDDING DOCUMENTS

Voluntary public purchase bid in form of a partial bid

by

Deutsche Balaton Biotech AG

Ziegelhäuser Landstrasse 1, 69120 Heidelberg, Germany

(District Court Frankfurt am Main, HRB 111190)

and

DELPHI Unternehmensberatung Aktiengesellschaft

Ziegelhäuser Landstrasse 1, 69120 Heidelberg, Germany

(District Court Mannheim, HRB 705381)

to the shareholders of

Biofrontera AG

Hemmelrather Weg 201, 51377 Leverkusen, Germany

(District Court Cologne, HRB 49717)

for the purchase of up to 500,000 registered no-par shares

in exchange for

payment of a consideration in the amount of 7.20 Euro

per share of Biofrontera AG

The term of acceptance runs from 21 June 2019 until 19 July 2019, midnight

(local time Frankfurt am Main)

 International Securities Identification Number (ISIN) of the shares of Biofrontera AG: DE0006046113

Securities Identification Code (WKN) of the shares of Biofrontera AG: 604611

Table of Contents

1.	GENERAL INFORMATION FOR SHAREHOLDERS	3
1.1	Execution of the purchase bid pursuant to the German Securities and Takeover Act	3
1.2	Distribution of the bidding documents and acceptance of the bid outside of the scope of validity of the European Economic Area, the European Union and the Federal Republic of Germany	5
1.3	Competing bid pursuant to § 22 WpÜG for the purchase bid of Maruho Deutschland GmbH	6
2.	DETAILS REGARDING THE INFORMATION INCLUDED IN THE BIDDING DOCUMENTS	7
2.1	Bank working days	7
2.2	Status and sources of the information included in the bidding documents	7
2.3	Future-oriented statements	7
2.4	No update of the bidding documents	7
3.	SUMMARY OF THE PURCHASE BID	8
4.	PURCHASE BID	11
4.1	Subject of the purchase bid	11
4.2	Beginning and end of the acceptance term	11
4.3	Extension of the acceptance term	12
4.4	Extension of the acceptance term in case of a calling of a general meeting	12
4.5	Right of withdrawal	13
5.	EXECUTION OF THE PURCHASE BID	14
5.1	Central settlement center	14
5.2	Acceptance and settlement of the purchase bid	14
5.3	Acceptance of the purchase bid	14
5.4	Declarations and assurances, orders and authorizations in the context of the acceptance of the purchase bid	15
5.5	Legal consequences of acceptance	17
5.6	Settlement of the bid and payment of the consideration	18
5.7	Commensurate allocation in case of excess acceptance of the bid	18
5.8	Distribution of the Biofrontera Shares submitted for sale among the bidders	20
5.9	No disposal over the Biofrontera Shares submitted for sale	20
5.10	Costs of acceptance	20
6.	CONSIDERATION	21
6.1	Consideration offered	21
6.2	Explanations regarding the determination and adequacy of the consideration	21
7.	BIDDERS	22
7.1	Description of DB Biotech	22
7.2	Description of DELPHI	23
7.3	Persons acting in concert with the bidders	24
7.4	Biofrontera Shares currently held by bidders or persons acting in concert with the bidders and their subsidiaries, assignment of voting rights (Status 06 June 2019)	25
7.5	Prior acquisitions	27
7.6	Parallel and post acquisitions	28
8.	DESCRIPTION OF BIOFRONTERA AG:	28
8.1	Business operations	28
8.2	Legal information of the Target Company	29
8.3	Capital structure of the Target Company	30
8.4	Financial information	33
8.5	Bodies of the Target Company	34
8.6	Significant shareholders outside of the persons acting in concert with the bidders	35
8.7	Statement by the Board and Supervisory Board of the Target Company regarding the purchase bid	36
8.8	Persons acting in concert with Biofrontera	36
9.	ECONOMIC AND STRATEGIC BACKGROUND OF THE BID	36
9.1	Basic deliberations	36
9.2	Personnel crossholdings with the Target Company	37
9.3	Legal disputes with the Target Company	37

10.	INTENTIONS OF THE BIDDERS	44
10.1	Intentions of the bidders regarding the Target Company	44
10.2	Intentions regarding the legal disputes with the Target Company	47
10.3	Possible structural measures and capital measures	48
10.4	Intentions of the bidders and of Deutsche Balaton AG regarding their own business operations	48
11.	ADMINISTRATIVE PROCEEDINGS	49
11.1	Antitrust proceedings	49
11.2	Approval for the publication of the bidding documents	49
12.	FINANCING OF THE BID	49
12.1	Maximum consideration	49
12.2	Financing measures	49
12.3	Financing confirmation	51
13.	IMPACT ON THE NET ASSET POSITION, FINANCIAL STANDING AND PROFIT SITUATION OF THE BIDDERS	51
13.1	Initial situation, assumptions, methodical procedure and reservations	51
13.2	Expected impact on the annual report (individual financial statement Commercial Code) of DELPHI and their profit situation	53
13.3	Expected impact on the annual report (individual financial statement Commercial Code) of DB Biotech and their profit situation	55
13.4	Expected impact on the net asset position, financial standing and profit situation of Deutsche Balaton Aktiengesellschaft	57
14.	SITUATION OF THE SHAREHOLDERS WHO DO NOT ACCEPT THE BID OR ACCEPT THE BID	58
15.	BENEFITS FOR THE BOARD AND MEMBERS OF THE SUPERVISORY BOARD OF THE TARGET COMPANY	60
16.	PUBLICATIONS, DECLARATIONS AND NOTIFICATIONS	60
17.	ADDITIONAL INFORMATION FOR OWNERS OF BIOFRONTERA-ADS.	61
18.	ADDITIONAL INFORMATION FOR BIOFRONTERA SHAREHOLDERS AND OWNERS OF BIOFRONTERA-ADS WITH RESIDENCE, DOMICILE OR HABITUAL ABODE IN THE UNITED STATES	62
19.	OTHER INFORMATION	63
19.1	Applicable law, place of jurisdiction	63
19.2	Taxes	63
19.3	Declaration of assumption of responsibility	63

Annex 1:	List of persons acting in concert with the Bidders	Annex 1-1
Annex 2:	Pre-acquisitions and disposal of Biofrontera Shares by the Bidders and persons acting in concert with the Bidders	Annex 2-1
Annex 3:	Financing confirmation	Annex 3-1

1.	General information for shareholders

1.1	Execution of the purchase bid pursuant to the German Securities and Takeover Act

This bid by Deutsche Balaton Biotech AG (“DB Biotech”), registered in the trade registry of the District Court Frankfurt am Main under HRB 111190, and by DELPHI Unternehmensberatung Aktiengesellschaft (“DELPHI”), registered in the trade registry of the District Court under HRB 705381 (DB Biotech and DELPHI jointly referred to as “Bidders”) is a voluntary public purchase bid pursuant to the German Securities Acquisition and Takeover Act (hereinafter also referred to as “WpÜG”) and to the directive regarding the content of the bidding documents, the consideration in case of takeover bids and purchase bids and the waiver of obligations regarding the publication and submissions of a bid (“WpÜG Bidding Regulations”) and as such is directed to all shareholders of Biofrontera AG headquartered in Leverkusen (also referred to as “Biofrontera” or “Target Company”) (also “Purchase Bid” or “Bid”). The shareholders of the Target Company are referred to as “Biofrontera Shareholders”. The bid refers to the purchase of up to 500,000 registered no-par shares of Biofrontera AG with ISIN DE0006046113 and WKN 604611 including all ancillary rights associated at the time of the settlement of the purchase bid (respectively one “Biofrontera Share” and jointly “Biofrontera Shares”) and is executed solely pursuant to the German Securities Acquisition and Takeover Act.

The Bidders are publishing this bid pursuant to the provisions of the WpÜG ad of the WpÜG Bidding Regulations. The publication of the bid is solely intended as compliance with the provisions of the WpÜG and of the WpÜG Bidding Regulations and intends neither for the submission of a bid nor for the publication of the bid or of the bidding documents nor for public advertisement for the bid according to other legal regulations than of the Federal Republic of Germany.

The bid is made pursuant to certain applicable statutory securities regulations of the United States and to the insofar applicable exceptions, especially Rule 14d-1(c) (“Tier-I Exemption”) in accordance with the Securities Exchange Act of 1934 (“Securities Exchange Act”). Where the bid is subject to the US Securities Acts, such laws shall exclusively apply to Biofrontera Shareholders and owners of Biofrontera-ADS with residence, domicile or habitual abode in the United States.

The bid solely refers to Biofrontera Shares. Other securities which refer to Biofrontera Shares are explicitly not part of this purchase bid. In particular, the bid does not refer to American Depositary Shares with ISIN US09075G1058 which represent Biofrontera Shares (“Biofrontera-ADS”) and which are also traded at the Stuttgart stock exchange. Owners of Biofrontera-ADS may not submit them for sale as part of this bid. Owners of Biofrontera-ADS who are looking to accept the bid regarding the underlying Biofrontera Shares must first exchange their Biofrontera-ADS into Biofrontera Shares. Subsequently, these Biofrontera Shares can be submitted for sale in the context of this bid.

An execution as public bid according to the provisions of another legal order is not intended. With the exception of the following measures for compliance with US capital market regulations, no further publications, registrations, permits or approvals of the bidding documents or of the bid outside of the Federal Republic of Germany have been applied for or initiated.

The Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht (“BaFin”)) reviewed these bidding documents pursuant to the WpÜG and the WpÜG Bidding Regulations and approved its publication on 21 June 2019.

The Bidders will publish these bidding documents pursuant to § 14 Para. 2 in conjunction with Para. 3 WpÜG on 21 June 2019 by disclosure online at https://www.deutschebalatonbiotech.de/erwerbsangebot-biofrontera-2019 and through the availability of copies for provision free of charge under the business address of DB Biotech, Deutsche Balaton Biotech AG, Ziegelhäuser Landstrasse 1, 69120 Heidelberg, Germany, Fax: +49 6221 6492424. A notice of advice regarding the availability of copies of these bidding documents free of charge and regarding the Internet address at which the bidding documentation will be disclosed will also be published in the Federal Gazette on 21 June 2019.

Pursuant to the requirements of Tier-I exemption, the Bidders will submit to the SEC a non-binding English translation of the bidding documents together with the notice of advice as a supplement to form CB. Information will be available free of charge on the website of the SEC at http://sec.gov. Biofrontera Shareholders and owners of Biofrontera-ADS with residence, domicile or habitual abode in the United States can access a non-binding English translation of the bidding documentation at the aforementioned Internet address of the Bidders or request such a translation via the aforementioned contact data of DB Biotech.

The Bidders will not publish the bid elsewhere.

The disclosure of the bidding documents online, the notice of advice in the Federal Gazette and the availability of free copies exclusively serve to comply with the provisions of the WpÜG and intend neither the submission of a bid nor the publication of the bid according to foreign law nor a public advertisement.

1.2	Distribution of the bidding documents and acceptance of the bid outside of the scope of validity of the European Economic Area, the European Union and the Federal Republic of Germany

These bidding documents may be dispatched or distributed without restrictions in the Federal Republic of German, the European Union and in the European Economic Area.

The dispatch or distribution of the bidding documents, a summary or of any other description of the bidding documents as well as the acceptance of the bid may be subject to legal restrictions outside of the Federal Republic of German, the European Union and of the European Economic Area. With the exception of the publication and the provision free of charge of the bidding documents pursuant to the WpÜG, the bidding documents may therefore be neither directly nor indirectly dispatched, distributed or transferred by third parties outside of the European Union and the European Economic Area where prohibited by applicable foreign provisions or dependent on compliance with regulatory procedures or on the granting of an approval or on other requirements. Persons who come into possession of the bidding documents outside of the Federal Republic of Germany or who are looking to accept the bid from there are asked to gather information about possibly applicable restrictions outside of the Federal Republic of Germany and to comply with such restrictions. The Bidders do not assume any liabilities that the transfer or dispatch of the bidding documents by third parties or acceptance of the bid outside of the Federal Republic of Germany, the member states of the European Union and the European Economic Area is reconcilable with the valid provisions in the respective country. The responsibility of the Bidders and the persons acting in concert with the Bidders pursuant to § 2 Para. 5 WpÜG for non-compliance with foreign regulations by third party is explicitly excluded.

Regardless of the information provided above regarding the dispatch and distribution of the bidding documents, it should be noted that this purchase bid can be accepted by all Biofrontera Shareholders who own Biofrontera Shares.

1.3	Competing bid pursuant to § 22 WpÜG for the purchase bid of Maruho Deutschland GmbH

On 15 April 2019, Maruho Deutschland GmbH, Leverkusen, published bidding documents for the voluntary public partial purchase bid to the shareholders of Biofrontera for the purchase of up to 4,322,530 Biofrontera Shareholders in exchange for monetary payment in the amount of 6.60 Euro per Biofrontera Share. The partial purchase bid of Maruho Deutschland GmbH (“Maruho Bid”) was published at http://www.pharma-offer.de. The original acceptance term of the Maruho Bid running until 20 May 2019 was extended until 24 June 2019 due to the calling of an extraordinary general meeting of Biofrontera AG in the context of the Maruho Bid pursuant to § 16 Para. 3 WpÜG.

Maruho Deutschland GmbH disclosed on 27 May 2019 that the consideration to be paid as part of the Maruho Bid was being increased to 7.20 Euro per Biofrontera Share.

Maruho Deutschland GmbH disclosed on 31 May 2019 that the shares submitted for sale in the context of the Maruho Bid are henceforth being maintained as registered shares and under the ISIN: DE000A2TSBN7 / WKN: A2TSBN.

As this bid is being submitted during the acceptance term of the Maruho Bid, the bid submitted by the Bidders is a competing bid pursuant to § 22 WpÜG. This triggers the following legal consequences specified in § 22 Para. 2 and 3 WpÜG:

a)	The acceptance term for the Maruho Bid is extended and ends with the expiration of the acceptance term for this bid.

b)	Biofrontera Shareholders who accepted the Maruho Bid may withdraw from the agreement pursuant to § 22 Para. 3 WpÜG until the acceptance term expires as long as said agreement was concluded before the publication of this bidding documentation at hand. The right of withdrawal does not apply only if the Maruho Bid is accepted after the publication of these bidding documents. Biofrontera may only declare the right of withdrawal through written declaration within the - possibly extended - acceptance term for this bid to the securities-related service provider managing their portfolio. The withdrawal will come into effect with the back posting of the Biofrontera Shares submitted for sale after the Maruho Bid (corresponding with the definition of the term in the Maruho Bid, originally ISIN: DE000A2TSHY1 / WKN: A2TSHY; after conversion of the Maruho Bid to registered shares on 31 May 2019 ISIN: DE000A2TSBN7/ WKN: A2TSBN) of the respective withdrawing Biofrontera Shareholder for whom the withdrawal is to be declared by the portfolio-managing securities-related service provider into the original ISIN DE0006046113 / WKN 604611.

2.	Details regarding the information included in the bidding documents

2.1	Bank working days

Bank working days as defined in this bidding documentation are the days on which banks in Frankfurt am Main are open to the general course of business.

2.2	Status and sources of the information included in the bidding documents

All statements, opinions, intentions and statements geared at the future included in the bidding documents are based on the information and plans available to the Bidders on the day of the publication of the bidding documents and on certain assumptions of the Bidders at that time. All information of the Bidders regarding Biofrontera is based on generally accessible information sources, unless specified otherwise. During the creation of the bidding documents, especially the financial statement effective 31 December 2018 published and accessible on the website of the Target Company was used as a basis, as was the corresponding annual report 2018 which are accessible on the Biofrontera website at http://www.biofrontera.de and the MAR/WpHG (Market Abuse Regulation / Securities Trading Act) messages published on the Biofrontera website at http://www.biofrontera.de and the statutes of the Target Company published in the trade registry. The Bidders did not separately verify this information.

Furthermore, the information regarding the participation of Maruho Deutschland GmbH as well as information regarding the Maruho Bid are based on the bidding documentation published by Maruho Deutschland GmbH on 15 April 2019 and on the supplemental publications since then. The Bidders did not separately verify this information either. The same applies for information provided by the Management Board and Supervisory Board of Biofrontera in the statement issued regarding the Maruho Bid.

2.3	Future-oriented statements

The bidding documents include certain future-oriented statements which express the intentions, view or current expectations of the Bidders regarding possible future events. Such intentions, view and expectations refer to the time of publication of this bidding document. Moreover, such statements are subject to risks and uncertainties which are periodically not part of the sphere of influence of the Bidders. The future-oriented statements included in the bidding documents could turn out to be incorrect. Future events and developments may significantly diverge from the future-oriented statements included in the bidding documents.

It is possible that the Bidders modify the intentions and assessments stated in these bidding documents after their publication and the signature date of these bidding documents.

2.4	No update of the bidding documents

The Bidders will not update these bidding documents after their publication, unless the Bidders would be obligated to do so pursuant to the WpÜG.

3.	Summary of the purchase bid

The following summary will be supplemented by the more detailed information included elsewhere in these bidding documents and must therefore be read in conjunction with such information.

Bidders:

Deutsche Balaton Biotech AG with headquarters in Frankfurt am Main, Germany (AG Frankfurt am Main, HRB 111190), Business address: Ziegelhäuser Landstrasse 1, 69120 Heidelberg, Germany

DELPHI Unternehmensberatung Aktiengesellschaft with headquarters in Heidelberg, Germany (AG Mannheim, HRB 705381), Business address: Ziegelhäuser Landstrasse 1, 69120 Heidelberg, Germany

Target company:	Biofrontera AG with headquarters in Leverkusen, Germany (AG Cologne, HRB 49717), Business address: Hemmelrather Weg 201, 51377 Leverkusen, Germany

Subject of the bid:

Purchase of up to 500,000 registered no-par shares of Biofrontera AG (ISIN: DE0006046113 / WKN: 604611) including all ancillary rights associated at the time of the settlement of the purchase bid.

The bid solely refers to Biofrontera Shares. Other securities which refer to Biofrontera Shares are explicitly not part of this purchase bid. The bid particularly does not include Biofrontera-ADS who are also traded at the Stuttgart Stock Exchange. Owners of Biofrontera-ADS may not submit them for sale as part of this bid. Owners of Biofrontera-ADS who are looking to accept the bid regarding the underlying Biofrontera Shares must first exchange their Biofrontera-ADS into Biofrontera Shares. Subsequently, these Biofrontera Shares can be submitted for sale in the context of this bid.

Consideration:	7.20 Euro per Biofrontera Share (“Consideration”)

Acceptance term:	21 June 2019 until 19 July 2019, midnight (local time Frankfurt am Main) (subject to an extension in case of modification of the bid)

Acceptance during the acceptance term:	The bid is accepted during the acceptance term through a written acceptance declaration or an acceptance declaration made in textform towards the respective Portfolio-Managing Institute or other securities-related service providers by whom the Biofrontera Shares of the respective Biofrontera Shareholder are being held (the “Portfolio-Managing Institute”). The acceptance declaration goes into effect with the entry of a lock flag regarding the Biofrontera Shares to which the acceptance declaration refers (“Biofrontera Shares Submitted For Sale”), by the Portfolio-Managing Institute to the portfolio of the Biofrontera Shareholder who accepted the bid. The acceptance declaration shall be considered to be in due time if the lock flag was implemented due to a timely order until 3:00 pm latest (local time Frankfurt am Main) of the second bank working day after the acceptance term has expired.

Costs of acceptance:	The costs of possible taxes, fees, domestic or international costs or expenses by Portfolio-Managing Institutes incurred in the context of the acceptance of this bid will not be borne by the Bidders. Biofrontera Shareholders who are looking to accept the bids are recommended to seek information regarding possible taxes, costs, fees and expenses charged by the Portfolio-Managing Institute before accepting the bid.

Conditions:	This bid is not subject to any conditions.

Stock exchange trading:	Biofrontera Shares submitted for sale can no longer be traded during the acceptance term due to the lock flag.

ISIN / WKN:	Shares of Biofrontera AG: ISIN DE0006046113 / WKN 604611

Publications:

The bidding documents whose publication was approved by BaFin on 21 June 2019, will be published on 21 June 2019 through disclosure online at https://www.deutschebalatonbiotech.de/erwerbsangebot-biofrontera-2019 and copies free of charge will be available at the Bidders’ location at the business address Deutsche Balaton Biotech AG, Ziegelhäuser Landstrasse 1, 69120 Heidelberg, Germany, Fax: +49 6221 6492424. The disclosure regarding the availability of copies of these bidding documents for distribution free of charge and the Internet address at which the bidding documentation will be disclosed will be published in the Federal Gazette on 21 June 2019.

All required publications and notices of advice required in the context of this bid pursuant to WpÜG will be disclosed online at https://www.deutschebalatonbiotech.de/erwerbsangebot-biofrontera-2019 and published in the Federal Gazette.

Execution:

The consideration will be credited to the account of the Portfolio-Managing Institute of the Biofrontera Shareholder accepting the bid as advance payment immediately after expiration of the acceptance term. Upon receipt of the consideration, the Biofrontera Shares Tendered for Sale will be transferred by the depositary institution of the respective Biofrontera Shareholder accepting the Offer to a securities account of the Central Settlement Center. The Central Settlement Center will forward the Biofrontera Shares Tendered for Sale to DB Biotech, which will act as Settlement Agent. The Portfolio-Managing Institute will credit the consideration for the Biofrontera Shareholder accepting the sale to his account.

The execution will be performed on the second bank working days after expiration of the acceptance term at the earliest and eight bank working days after expiration of the acceptance term at the latest.

In case of a submission of more than 500,000 Biofrontera Shares to the bid, a commensurate acceptance is taking place, see Section 5.7. of these bidding documents.

4.	PURCHASE bid

4.1	Subject of the purchase bid

Subject of the purchase bid is the purchase of up to 500,000 Biofrontera Shares (ISIN DE0006046113 / WKN 604611).

The Bidders hereby offer all shareholders of Biofrontera AG to purchase registered no-par shares of Biofrontera AG held by them (ISIN DE0006046113 / WKN 604611) including all ancillary rights associated at the time of execution of the purchase bid for a consideration per Biofrontera Share in the amount of

7.20 Euro (in words: seven Euro and twenty Cent)

in cash.

In case of a submission of more than 500,000 Biofrontera Shares, a commensurate acceptance is taking place, see Section 5.7. of these bidding documents.

The bid solely refers to Biofrontera Shares. Other securities which refer to Biofrontera Shares are explicitly not part of this purchase bid. The bid particularly does not include Biofrontera-ADS who are also traded at the Stuttgart Stock Exchange. Owners of Biofrontera-ADS may not submit them for sale as part of this bid. Owners of Biofrontera-ADS who are looking to accept the bid regarding the underlying Biofrontera Shares must first exchange their Biofrontera-ADS into Biofrontera Shares. Subsequently, these Biofrontera Shares can be submitted for sale in the context of this bid.

4.2	Beginning and end of the acceptance term

The term for the acceptance of this purchase bid begins with the publication of these bidding documents on 21 June 2019 and ends, subject to a possible extension of the acceptance term pursuant to Section 4.3 or Section 4.4, on

19 July, midnight (local time Frankfurt am Main)

(hereinafter referred to as “Acceptance term” including a possible extension pursuant to Section 4.3 and 4.4).

4.3	Extension of the acceptance term

The acceptance term extends as follows due to the circumstances mentioned below:

a)	Extension of the acceptance term in case of modification of the purchase bid

The Bidders may modify this bid pursuant to § 21 Para. 1 WpÜG until the last working day before the acceptance term expires. Where the modification of the bid is published within the last two weeks before the expiration of the acceptance term, the acceptance term would be extended pursuant to § 21 Para. 5 WpÜG by two weeks and consequently end on 13 September 2019, midnight (local time Frankfurt am Main). The same shall apply if the modified bid violates legal provisions.

b)	Extension of the acceptance term in case of competing bids

If a third party submits a purchase bid for Biofrontera Shares during the acceptance term (“Competing Bid”) and if the acceptance term for this bid submitted by the Bidders expires before the acceptance term for the competing bid, the progression of the acceptance term for this bid is determined by the expiration of the acceptance term for the competing bid (§ 22 Para. 2 WpÜG). The same shall apply if the competing bid is modified or prohibited or if it violates legal provisions.

c)	Extension of the acceptance term in case of modification of the Maruho Bid

If the Maruho Bid is modified during the acceptance term and if the acceptance term for this bid expires before the acceptance term for the modified Maruho Bid, the progression of the acceptance term for this bid is determined by the expiration of the acceptance term for the Maruho Bid (§ 22 Para. 2 WpÜG).

4.4	Extension of the acceptance term in case of a calling of a general meeting

Should a general meeting of the Target Company be convened after publication of the Offer Document in connection with this Acquisition Offer, the Acceptance Period pursuant to Section 16 para. 3 WpÜG will be extended to ten weeks from publication of this Offer Document. In this case, the Acceptance Period will end on 30 August 2019, 24:00 hours (local time Frankfurt am Main). An extension of the Acceptance Period for other reasons, such as pursuant to section 21 para. 5 or section 22 para. 2 WpÜG, remains unaffected.

4.5	Right of withdrawal

The shareholders of Biofrontera who have accepted this purchase bid have the statutory right of withdrawal in the following circumstances:

(i)	In case of a modification of this purchase bid, every Biofrontera Shareholder who accepted this purchase bid before the publication of the modification of the bid, has the right pursuant to § 21 Para. 4 WpÜG to withdraw from the contract concluded through the acceptance of this purchase bid until the acceptance term has expired (comp. Sections 4.2 and 4.3 lit. a)).

(ii)	Where a third party submits a competing bid before the end of the acceptance term, owners of Biofrontera Shares who accepted the bid before the publication of the competing bid, have the right pursuant to § 22 Para. 3 WpÜG to withdraw from the contract concluded through the acceptance of this purchase bid until the acceptance term has expired (comp. Sections 4.2 and 4.3 lit. b)).

(iii)	In case of a modification of the Maruho Bid during the acceptance term, Biofrontera Shareholders who accepted the bid before the publication of the modification of the Maruho Bid, have the right pursuant to § 22 Para. 3 WpÜG to withdraw from the contract concluded through the acceptance of this purchase bid until the acceptance term has expired (comp. Sections 4.2 and 4.3 lit. c)).

In each of the cases previously described under (i) to (iii), the declaration of withdrawal must be made in writing and declared to the Portfolio-Managing Institute of the withdrawing shareholder within the possibly extended acceptance term. The withdrawal shall only be valid if the lock flag regarding the Biofrontera Shares submitted for sale is removed by the respective Portfolio-Managing Institute in due time.

The lock flag shall be considered as removed in due time if the lock flag was removed by the second bank working day after expiration of the acceptance term, 3:00 pm (local time Frankfurt am Main) due to a declaration of withdrawal submitted before the deadline.

The Portfolio-Managing Institutes are required to initiate the removal of the lock flag for the Biofrontera Shares submitted for sale for which the withdrawal is being declared immediately after receipt of the written declaration of such withdrawal. The Biofrontera Shares can be traded again immediately after the removal of the lock flag.

After the - possibly extended - acceptance term ends, the right of withdrawal expires as well.

5.	Execution of the purchase bid

5.1	Central settlement center

futurum bank GmbH, Schillerstrasse 12, 60313 Frankfurt am Main, Germany, Fax: +49 (0) 69 - 209 76 630 will accompany the settlement of the bidding process as Central Settlement Center (“Central Settlement Center”).

5.2	Acceptance and settlement of the purchase bid

Biofrontera Shareholders looking to accept the purchase bid are asked to direct any possible questions regarding the acceptance of the bid and the technical execution of the bid to their Portfolio-Managing Institute. The Portfolio-Managing Institutes are familiar with the process of acceptance and settlement of the bid and are required to inform portfolio clients whose portfolios include shares of Biofrontera AG about the purchase bid as well as the steps required to accept such a purchase bid.

5.3	Acceptance of the purchase bid

Biofrontera Shareholders may only effectively accept this bid by doing the following during acceptance term:

●	Declare the acceptance of this bid for a number of Biofrontera Shares to be specified in the acceptance declaration towards the respective Portfolio-Managing Institute the “Acceptance declaration”) in writing or in text form. The receipt of the acceptance declaration by the Portfolio-Managing Institute shall be authoritative for adherence to the deadline.

●	Instruct their Portfolio-Managing Institute to furnish the number of Biofrontera Shares in the portfolio for which the bid is to be accepted with a lock flag which ensures that the Biofrontera Shares in question cannot be sold on-market or off-market in any other way until the bid has been settled, meaning until the shares have been transferred to the Central Settlement Center. The acceptance declaration shall only be considered to be in due time if the lock flag was implemented due to a timely acceptance declaration until 3:00 pm latest (local time Frankfurt am Main) of the second bank working day after the acceptance term has expired.

Declarations of acceptance which are not received by the respective Portfolio-Managing Institute within the Acceptance Period or which are executed incorrectly or incompletely shall not be deemed to be acceptance of the Offer and shall not entitle the respective Biofrontera Shareholder to receive the consideration, insofar as the incorrectness or incompleteness does not relate solely to the number of shares covered by the Declaration of Acceptance and is caused by the following provisions in Section 5.4 (in particular: S. 18/19, Fourth Bullet Point, (i) and (ii)) for declarations by Biofrontera Shareholders accepting the Offer. The Bidders as well as any persons acting on their behalf are not obligated to indicate to the Biofrontera Shareholder any possible errors or faults in the acceptance declaration and as such are not subject to any liability in case that such an indication is not made.

The bid solely refers to Biofrontera Shares. Other securities which refer to Biofrontera Shares are explicitly not part of this purchase bid. The bid particularly does not include Biofrontera-ADS who are also traded at the Stuttgart Stock Exchange. Owners of Biofrontera-ADS may not submit them for sale as part of this bid. Owners of Biofrontera-ADS who are looking to accept the bid regarding the underlying Biofrontera Shares must first exchange their Biofrontera-ADS into Biofrontera Shares. Subsequently, these Biofrontera Shares can be submitted for sale in the context of this bid.

5.4	Declarations and assurances, orders and authorizations in the context of the acceptance of the purchase bid

By accepting this bidding document pursuant to the previous Section 5.3, the Biofrontera Shareholder accepting the purchase provides the following declarations, assurances, orders, allocations and authorizations:

●	The acceptance of the purchase bid to conclude a purchase agreement for the number of Biofrontera Shares specified in the acceptance declaration shall occur in accordance with the provisions of these bidding documents.

●	The Portfolio-Managing Institute is instructed and authorized

-	to initially leave the Biofrontera Shares specified in the acceptance declaration in the portfolio of the Biofrontera Shareholder accepting the purchase bid but to furnish them with a lock flag and to inform the Central Settlement Center about the acceptance and the lock flag via Fax;

-	to transfer the Biofrontera Shares Tendered for Sale, including all ancillary rights associated therewith at the time of the settlement of the Acquisition Offer, to the account of the respective Portfolio-Managing Institute after advance payment of the consideration for the respective Biofrontera Shares Tendered for Sale to the respective Portfolio-Managing Institute maintained by the Central Settlement Center at CACEIS Bank (BIC: FMBKDEMMXXX) under custody account number: 100021102, KV: 2013 in accordance with the provisions of this Offer Document;

-	to make all information required for the declarations and publications of the bidder available immediately pursuant to the WpÜG, particularly to inform the Bidders of the number of Biofrontera Shares submitted for sale via the Central Settlement Center immediately or via the Portfolio-Managing Institute each trading day;

-	to forward the acceptance declaration to the Central Settlement Center upon request;

and

-	to appoint and authorise the Central Settlement Center to transfer the Biofrontera Shares Submitted for Sale to DB Biotech acting as settlement bidder after payment of the consideration for the Biofrontera Shares Submitted For Sale and after transfer of the Biofrontera Shares Submitted For Sale by the Custodian Institution to the Central Settlement Agent.

●	The Portfolio-Managing Institute and the Central Settlement Center are commissioned and authorized to perform all required or expedient actions to settle this bid pursuant to the provisions of these bidding documents under exemption of the prohibition of restrictions pursuant to § 181 of the German Civil Code and to submit and accept all associated declarations, especially to effect the transfer of ownership of the Biofrontera Shares submitted for sale to the Bidders.

●	At the time of the transfer of ownership, the Biofrontera Shares submitted for sale are the property of the Biofrontera Shareholder accepting this bid, are free of rights and claims of third parties and are not subject to any restraints on disposal.

●	The Biofrontera Shareholders accepting the Offer will transfer ownership of their Biofrontera Shares Submitted For Sale, including all ancillary rights associated with the Shares at the time of settlement, to DB Biotech, acting as Settlement Bidder, upon expiration of the Acceptance Period and after advance payment of the consideration by the Bidders, in the event of acceptance after proportionate allocation by the Bidders pursuant to Section 5.7 of this Offer Document.

●	The Biofrontera Shareholders who accept this bid declare

(i)	that they accept the bid for all Biofrontera Shares of the portfolio in the Portfolio-Managing Institute unless a specific number of Biofrontera Shares for which the bid is to be accepted was communicated in their acceptance declaration, or

(ii)	that they accept the bid for all Biofrontera Shares of the portfolio in the Portfolio-Managing Institute if the number of Biofrontera Shares for which the bid is to be accepted is higher than the number of Biofrontera Shares included in the portfolio.

Moreover, the Biofrontera Shareholders who accept this bid declare that they accept the bid for the number of Biofrontera Shares specified in the acceptance declaration.

The previous declarations, instructions, orders and authorizations will be granted irrevocably in order to ensure a seamless and speedy settlement of this bid. They will only expire with the effective withdrawal from the agreement concluded through the acceptance of this bid (comp. Section 4.5 of these bidding documents).

5.5	Legal consequences of acceptance

With the acceptance of the purchase bid, an agreement regarding the sale of the Biofrontera Shares submitted for sale comes about between the respective Biofrontera Shareholder and the Bidders pursuant to the provisions of these bidding documents with consideration of a possibly required commensurate allocation (scaling). After expiration of the acceptance term, the ownership of the Biofrontera Shares submitted for sale is transferred to DB Biotech which acts as settlement bidder with the settlement of the bid. In addition, all ancillary rights associated with the Biofrontera Shares submitted for sale are also transferred to DB Biotech acting as settlement bidder with the settlement of the purchase bid. Furthermore, the accepting Biofrontera Shareholders issue with the acceptance of this purchase bid irrevocably the instructions, orders, assurances and authorizations specified in Section 5.4 of these bidding documents.

5.6	Settlement of the bid and payment of the consideration

The Biofrontera Shares submitted for sale within the acceptance term will initial remain in the portfolio of the respective shareholders who accept the bid. However, they will be furnished with a lock flag which ensures that the Biofrontera Shares in question cannot be sold on-market or off-market in any way until the settlement of the bid, meaning until transfer of ownership to the Central Settlement Center.

The Portfolio-Managing Institutes of the Biofrontera Shareholders accepting this Offer will be credited in advance with an amount of 7.20 Euro as consideration for each Biofrontera Share Submitted For Sale for forwarding to the Biofrontera Shareholders who have accepted this Offer. Upon receipt of the consideration, the Portfolio-Managing Institutes of the Biofrontera Shareholders accepting this offer will transfer the Biofrontera Shares Submitted For Sale to the securities custody account maintained by the Central Settlement Center at CACEIS Bank (BIC: FMBKDEMMXXX) under custody account number: 100021102, KV: 2013.

The consideration will be credited to the Biofrontera Shareholder who accepts this bid via his Portfolio-Managing Institutes immediately after expiration of the acceptance term for the Biofrontera Shares submitted for sale during the acceptance period to the account of the Portfolio-Managing Institute of the respective Biofrontera Shareholder who accepted this bid (“Credit”). The settlement will be performed on the second bank working days after expiration of the acceptance term at the earliest and eight bank working days after expiration of the acceptance term at the latest.

With the credit to the Portfolio-Managing Institutes, the Bidders have met their obligation to pay consideration. It is the task of the Portfolio-Managing Institutes to credit the consideration to the accepting Biofrontera Shareholders.

5.7	Commensurate allocation in case of excess acceptance of the bid

The bid refers to the purchase of a total of up to 500,000 Biofrontera Shares. This number corresponds to approx. 1.12% of the existing voting rights and capital stock of the Target Company at the time of publication of these bidding documents.

Where acceptance declarations for more than 500,000 Biofrontera Shares are submitted by Biofrontera Shareholders, the following shall apply:

If shareholders accept this bid for a total of more than the 500,000 Biofrontera Shares to which this purchase bid is restricted, the acceptance declarations will be considered proportionally, meaning in the ratio of the total number of Biofrontera Shares targeted for purchase in this bid (500,000 Biofrontera Shares) to the number of the total number of submitted Biofrontera Shares. Where such a proportional observance results in fractions, the number will always be rounded down.

Example calculation for a proportional allocation:

Acceptance declarations for 750,000 Biofrontera Shares are submitted. That means, 1.5 times more Biofrontera Shares were submitted for sale than the 500,000 Biofrontera Shares to which this bid is limited. The acceptance declarations of those Biofrontera Shares who accepted the bid will be accepted in the ratio of the 500,000 Biofrontera Shares to the total number of Biofrontera Shares for which acceptance declarations were submitted (in this example 750,000 shares). The acceptance ratio in this hypothetical example calculation would be two thirds (500,000 divided by 750,000). A Biofrontera Shareholder who would have accepted the bid for 2,000 Biofrontera Shares, would be factored in as part of the proportional allocation for 1,333 Biofrontera Shares (2,000 Biofrontera Shares x 500,000 Biofrontera Shares / 750,000 Biofrontera Shares = 1,333.33 Biofrontera Shares, rounded down resulting in 1,333 Biofrontera Shares). A Biofrontera Shareholder who would have accepted the bid for 87 Biofrontera Shares, would be factored in as part of the proportional allocation for 58 Biofrontera Shares (87 Biofrontera Shares x 500,000 Biofrontera Shares / 750,000 Biofrontera Shares = 58 Biofrontera Shares).

In the event of acceptance of the Offer and the proportional allocation described above, the Central Settlement Center will inform the Portfolio-Managing Institutes of the Biofrontera Shareholders accepting this Offer within the framework of the settlement of this Offer how many Biofrontera Share Submitted For Sale by the respective Biofrontera Shareholder will be taken into account in the settlement of the Offer. With regard to the surplus Biofrontera Share Submitted For Sale, the blocking notice will be deleted by the Portfolio-Managing Institutes of the Biofrontera Shareholders accepting the Offer after receipt of this notification and after the proportionate allocation has been carried out. The blocking notice will be deleted at the earliest on the second and at the latest on the eighth banking day after the end of the Acceptance Period.

5.8	Distribution of the Biofrontera Shares submitted for sale among the Bidders

The Bidders are submitting this bid jointly and are therefore liable to the Biofrontera Shareholders accepting this bid as joint debtors. The Biofrontera Shares submitted for sale will be divided with a ratio of 9:1 between the Bidders after settlement of the bid. That means that out of 100 Biofrontera Shares submitted for sale, 90 Biofrontera Shares will go to DB Biotech and 10 Biofrontera Shares will go to DELPHI. DB Biotech will act as the settlement bidder, i.e. the Biofrontera Share Submitted For Sale will, after transfer to the Central Settlement Center, initially be transferred by the Central Settlement Center to DB Biotech’s securities account and, after settlement of the Offer, will be divided internally between the Bidders in accordance with the above key.

5.9	No disposal over the Biofrontera Shares submitted for sale

Biofrontera Shares submitted for sale can no longer be traded on-market or off-market via the stock exchange after the lock flag has been issued pursuant to Section 5.3.

Where the respective Biofrontera Shareholders effectively declare the withdrawal (comp. Section 4.5 of these bidding documents) from the agreement which came into existence through the acceptance of this bid, disposal of the Biofrontera Shares submitted for sale is only possible once the lock flag was removed by the respective Portfolio-Managing Institute of the Biofrontera Shareholder who accepts this bid. The Portfolio-Managing Institutes are required to initiate the removal of the lock flag immediately after receipt of the written declaration of withdrawal.

Biofrontera Shares not accepted for this bid can continue to be traded under ISIN DE0006046113 / WKN 604611.

5.10	Costs of acceptance

The costs of possible taxes, domestic or international costs and expenses by Portfolio-Managing Institutes incurred in the context of the acceptance of this bid will not be borne by the Bidders. Biofrontera Shareholders who are looking to accept the bid are recommended to seek advice regarding possible taxes, costs, fees and expenses from the Portfolio-Managing Institute or from other capable consultants before accepting the bid.

6.	Consideration

6.1	Consideration offered

The consideration offered for each Biofrontera Share is 7.20 Euro.

6.2	Explanations regarding the determination and adequacy of the consideration

The WpÜG specifies the regulations regarding adequacy and amount of the consideration for takeover bids and mandatory offers. These are not applicable to the purchase bid at hand. The purchase bid at hand is neither a takeover bid which is geared towards the procurement of control through achievement of a control majority of at least 30% of the voting rights nor is it a mandatory bid as defined by the WpÜG. This bid is rather a voluntary public purchase bid in the form of a partial purchase bid as defined by § 10 ff. WpÜG through which the Bidders intend to purchase up to 500,000 Biofrontera Shares.

The Bidders of those kinds of voluntary purchase bids are not bound to the provisions of the WpÜG and the WpÜG Bidding Regulations when determining the consideration offered. Consequently, the Bidders are free to determine the amount of the consideration offered.

The Bidders have determined the consideration to amount to 7.20 Euro per Biofrontera Share. The Bidders did not have a valuation of the Target Company performed pursuant to the principles of execution of company valuations according to the standard IDW S1 by the Institute of Auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V.) or by any other recognized method for valuation.

In assessing the consideration, the Bidders have based their considerations on the development of the share price, the purchase prices paid by the Bidders and persons acting jointly with the Bidders in connection with the previous acquisitions in the last six months prior to the publication of the decision of the Bidders to make this Acquisition Offer on 29 May 2019 and the Maruho Bid.

The Bidders deem the consideration in the amount of 7.20 Euro per Biofrontera Share as appropriate since

(i)	the consideration is 0.84 Euro or 13% higher than the average stock exchange price determined by the Federal Financial Supervisory Authority in the amount of 6.36 Euro over a period of three months before the moment of publication of the Bidders’ decision to submit this purchase bid on 29 May 2019,

(ii)	the consideration is significantly higher than the prices paid for Biofrontera Shares by the Bidders and persons acting in concert with the Bidders in the last six months before the publication of the decision of the Bidders to submit this purchase bid on 29 May 2019 (cf. the description of previous acquisitions in Chapter 7.5 of this Offer Document and Annex 2).

7.	Bidders

7.1	Description of DB Biotech

One of the Bidders of this purchase bid is Deutsche Balaton Biotech AG, headquartered in Frankfurt am Main. DB Biotech is a publicly traded company according to German law which was founded by notarized certificate dated 23 February 2018 as a shelf company with headquarters in Frankfurt am Main. The general meeting of DB Biotech on 23 April 2018 decreed the renaming into “Deutsche Balaton Biotech AG” and the modification of the company purpose.

DB Biotech is registered in the trade registry at the District Court Frankfurt am Main under HRB 111190 with a capital stock of 50,000.00 Euro which is divided into 50,000 registered no-par shares (common shares) with a calculated share of 1.00 of capital stock per no-par share.

The purpose of the business of DB Biotech is the purchase, management and sale of participations in capital and private companies, especially in companies in the biotech and pharmaceutical industries. DB Biotech is entitled to execute and take over all business transactions and measures which are reasonable and instrumental for this purpose. Furthermore, the company is entitled to manage its own assets and to establish subsidiaries and branches domestic and abroad.

The sole member of the board of DB Biotech is Mr. Rolf Birkert. Members of the Supervisory Board of DB Biotech are Mr. Uwe Pirl (Chairman), Mr. Philip Hornig (Deputy Chairman) and Prof. Dr. Karin Lergenmüller.

However, there is no authorized capital or conditional capital at DB Biotech.

The financial year of DB Biotech corresponds to the calendar year. DB Biotech was not incepted for a certain period of time.

Within its corporate purpose, DB Biotech is active as a holding company. The strategy of DB Biotech is to purchase, manage and sell undervalued publicly traded and private participations in Germany and abroad with an investment focus on the biotechnology and pharmaceutical industries. DB Biotech has not geographical focus. The most important factors are high long-term potential for value increase for each participation. The acquisition of stock is generally financed through addition of equity capital by the parent company Deutsche Balaton AG.

7.2	Description of DELPHI

The other bidder is DELPHI Unternehmensberatung Aktiengesellschaft with headquarters in Heidelberg. DELPHI is a publicly traded company under German law. The company came into existence through the form transformation of the company with limited liability “Delphi Unternehmensberatung GmbH”, Heidelberg (District Court Mannheim HRB 334733) pursuant to § 190 ff. UmwG (Law governing the transformation of companies). The company has been registered in the trade registry of the District Court Mannheim under the number HRB 705381.

The capital stock of DELPHI is 52,000.00 Euro and is divided into 26,000 no-par shares registered to the owner. During the general meeting on 31 October 2016, the conditional increase of the capital stock of up to 26,000.00 Euro was determined (“Conditional capital”). Based on the conclusion of the general meeting on 31 October 2016, the Board shall be authorized with consent of the Supervisory Board to increase until 30 October 2021 the capital stock of the company once or multiple times by a total of up to EUR 26,000.00 in exchange for a cash deposit and/or assets in kind (“Authorized capital”). The subscription right of the shareholders can be excluded.

Mr. Wilhelm K. T. Zours is the sole board member of DELPHI. Members of the Supervisory Board are Prof. Dr. Karin Lergenmüller (Chairwoman of the Supervisory Board), Mr. Philip Hornig (Deputy Chairman of the Supervisory Board) and Dr. Burkhard Schäfer.

The core business of DELPHI is the consulting of companies and other natural and legal persons participating in the economy in all economic matters, especially regarding questions of investment, financing, organization, data processing and marketing as well as the purchase, sale and management of holdings and the management of private assets.

Via the VV Beteiligungen Aktiengesellschaft (see subsequently under Section 7.3 Persons acting in concert with the Bidders), DELPHI is the direct majority stakeholder in Deutsche Balaton Aktiengesellschaft and therefore of DB Biotech with a transfer agreement in place between VV Beteiligungen Aktiengesellschaft and Deutsche Balaton AG.

7.3	Persons acting in concert with the Bidders

Deutsche Balaton Aktiengesellschaft with headquarters in Heidelberg (District Court Mannheim, HRB 338172) is the sole shareholder of DB Biotech and as a company with direct majority ownership of DELPHI the company represents a person acting in concert with the Bidders.

VV Beteiligungen Aktiengesellschaft with headquarters in Heidelberg (District Court Mannheim, HRB 337147) as a majority shareholder of Deutsche Balaton and a subsidiary of DELPHI also represents a person acting in concert with the Bidders. Furthermore, Mr. Wilhelm K. T. Zours (business address: c/o VV Beteiligungen Aktiengesellschaft, Ziegelhäuser Landstrasse 1, 69120 Heidelberg), Germany, as the majority shareholder of DELPHI is a person acting in concert with the Bidders.

ABC Beteiligungen AG with headquarters in Heidelberg (District Court Mannheim, HRB 337968) is a subsidiary of Deutsche Balaton and therefore sister company of DB Biotech and is a person acting in concert with the Bidders. The same applies for Prisma Equity AG with headquarters in Heidelberg (District Court Mannheim, HRB 716344) and Sparta AG with headquarters in Hamburg (District Court Hamburg, HRB 58870). All of the aforementioned companies hold Biofrontera Shares with the exception of VV Beteiligungen Aktiengesellschaft.

The persons acting in concert with the Bidders are participatory amongst each other and the Bidders as follows with a transfer agreement in place between VV Beteiligungen Aktiengesellschaft and Deutsche Balaton Aktiengesellschaft:

In addition, Annex 1 lists those companies which, due to their capacity as subsidiaries of the Bidders or persons acting jointly with the Bidders, are also to be regarded as persons acting jointly with the Bidders pursuant to § 2 para. 5 WpÜG, but which do not hold Biofrontera Shares.

There are no persons acting in concert with the Bidders pursuant to § 2 Para. 5 WpÜG beyond the aforementioned companies and persons.

7.4	Biofrontera Shares currently held by Bidders or persons acting in concert with the Bidders and their subsidiaries, assignment of voting rights (Status 06 June 2019)

At the time of publication of these bidding documents, DB Biotech directly hold 1,082,212 shares of Biofrontera. This corresponds to approx. 2.42% of the capital stock and voting rights of the Target Company. The voting rights from Biofrontera Shares held by DB Biotech are attributed to Deutsche Balaton AG, VV Beteiligungen Aktiengesellschaft, DELPHI and Mr Wilhelm K. T. Zours pursuant to Section 30 (1) sentence 1 no. 1, sentence 3 WpÜG.

DELPHI directly holds 5,560,782 Biofrontera Shares. This corresponds to approx. 12.46% of the capital stock and voting rights of Biofrontera. The voting rights from Biofrontera Shares held by DELPHI are attributed to Mr. Wilhelm K. T. Zours pursuant to § 30 para. 1 sentence 1 no. 1, sentence 3 WpÜG.

The parent company of DB Biotech, Deutsche Balaton Aktiengesellschaft, indirectly holds 1,310,333 voting rights from Biofrontera Shares. This corresponds to approx. 2.94% of the capital stock and voting rights of the Target Company. The voting rights from Biofrontera Shares held by Deutsche Balaton are assigned to VV Beteiligungen Aktiengesellschaft, DELPHI and Mr. Wilhelm K. T. Zours each pursuant to § 30 Para. 1 Clause 1 No. 1, Clause 3 WpÜG.

The parent company of DB Biotech, Deutsche Balaton Aktiengesellschaft also holds 9,057 American Depositary Shares with the ISIN US09075G1058. One American Depositary Share stands representative for two Biofrontera Shares and the associated voting rights. The 18,114 voting rights from American Depositary Shares held by Deutsche Balaton therefore correspond to approx. 0.04% of the voting rights of the Target Company. They are assigned to VV Beteiligungen Aktiengesellschaft, DELPHI and Mr. Wilhelm K. T. Zours each pursuant to § 30 Para. 1 Clause 1 No. 2 WpÜG.

ABC Beteiligungen AG directly hold 101,455 Biofrontera Shares corresponding to approx. 0.23% of the capital stock and voting rights of the Target Company. ABC Beteiligungen AG is a subsidiary of Deutsche Balaton Aktiengesellschaft and therefore a sister company of DB Biotech. The voting rights from Biofrontera Shares held by ABC Beteiligungen AG are assigned to Deutsche Balaton Aktiengesellschaft, VV Beteiligungen Aktiengesellschaft, DELPHI and Mr. Wilhelm K. T. Zours each pursuant to § 30 Para. 1 Clause 1 No. 1, Clause 3 WpÜG.

Prisma Equity AG directly holds 180,632 Biofrontera Shares corresponding to approx. 0.40% of the capital stock and voting rights of the Target Company. Prisma Equity AG is a subsidiary of Deutsche Balaton Aktiengesellschaft and therefore a sister company of DB Biotech. The voting rights from Biofrontera Shares held by Prisma Equity AG are assigned to Deutsche Balaton Aktiengesellschaft, VV Beteiligungen Aktiengesellschaft, DELPHI and Mr. Wilhelm K. T. Zours each pursuant to § 30 Para. 1 Clause 1 No. 1, Clause 3 WpÜG. The Biofrontera Shares held by Prisma Equity AG are being held on a trust basis for DB Biotech and are used to serve the claim of assignment of Biofrontera Shares to which the owners of the stock purchase warrant issued by DB Biotech in 2018 are entitled. For this reason, the Biofrontera Shares held by Prisma Equity AG are also attributed to DB Biotech pursuant to § 30 para. 1 sentence 1 no. 2 WpÜG. Due to the allocation to DB Biotech described above, the Biofrontera Shares held by Prisma Equity AG are also allocated to Deutsche Balaton Aktiengesellschaft, VV Beteiligungen Aktiengesellschaft, DELPHI Unternehmensberatung Aktiengesellschaft and Mr Wilhelm K. T. Zours pursuant to Section 30 para. 1 sentence 1, no. 2, sentence 2 WpÜG.

Sparta AG directly holds 3,215,000 Biofrontera Shares corresponding to approx. 7.20% of the capital stock and voting rights of the Target Company. Sparta AG is a subsidiary of Deutsche Balaton Aktiengesellschaft and therefore a sister company of DB Biotech. The voting rights from Biofrontera Shares held by Sparta AG are assigned to Deutsche Balaton Aktiengesellschaft, VV Beteiligungen Aktiengesellschaft, DELPHI and Mr. Wilhelm K. T. Zours each pursuant to § 30 Para. 1 Clause 1 No. 1, Clause 3 WpÜG.

Consequently, Mr. Wilhelm K.T. Zours is attributed voting rights from a total of 11,450,414 Biofrontera Shares including the voting rights held by the Bidders and from 9,057 American Depositary Shares with the ISIN US09075G1058 (the latter corresponding to voting rights from 18,114 shares. This corresponds to a share of 25.70% of the capital stock and voting rights of Biofrontera AG.

Mr. Wilhelm K. T. Zours is not attributed any further shares or voting rights of the Target Company.

Moreover, neither the Bidders nor persons acting in concert with the Bidders or their subsidiaries hold shares or voting rights of the Target Company and are to be attributed neither to the Bidders nor to a person acting in concert with the Bidders nor one of their subsidiaries pursuant to § 30 WpÜG at the time of publication of these bidding documents.

Furthermore, neither the Bidders nor persons acting in concert with the Bidders or their subsidiaries hold financial instruments or any other instruments directly or indirectly pursuant to § 38 and § 39 WpÜG in reference to the shares of Biofrontera at the time of publication of these bidding documents.

7.5	Prior acquisitions

During a period of six months preceding the publication of the decision to submit a purchase bid on 29 May 2019 until the publication of these bidding documents, only ABC Beteiligungen AG, DELPHI, DB Biotech, Deutsche Balaton Aktiengesellschaft and Sparta AG out of the of the group of persons acting in concert with the Bidders, their subsidiaries and the Bidders purchased or sold Biofrontera Shares or corresponding financial instruments.

Within the aforementioned time period, ABC Beteiligungen AG acquired 100,455 Biofrontera Shares, DELPHI acquired 1,870.839 Biofrontera Shares, DB Biotech acquired 3,650 Biofrontera Shares and Deutsche Balaton Aktiengesellschaft acquired 20,000 Biofrontera Shares.

Through the purchase agreement dated 17 May 2019, Sparta AG purchased 2,000,000 Biofrontera Shares from Deutsche Balaton Aktiengesellschaft. The purchase price was 6.60 Euro per share. Through another purchase agreement dated 31 May 2019, Sparta AG purchased another 1,000,000 Biofrontera Shares from Deutsche Balaton AG. The purchase price was 7.20 Euro per share. In addition, Sparta AG acquired a further 215,000 Biofrontera Shares via the stock exchange during the aforementioned period.

Prisma-Equity AG transferred 29,486 Biofrontera Shares to the owners of the stock purchase warrant issued in 2018 who exercised the transfer of a Biofrontera Share in exchange for payment of EUR 1.00 per share, during the period ranging from six months prior to the publication of the decision to submit a purchase bid on 29 May 2019 until the publication of these bidding documents.

The individual purchase and sale transactions and the purchase prices paid by ABC Beteiligungen AG, DELPHI, DB Biotech, Deutsche Balaton Aktiengesellschaft and are listed in Annex 2 of these bidding documents.

Neither the Bidders nor persons acting in concert with the Bidders or their subsidiaries pursuant to § 2 Para. 5 WpÜG purchased Biofrontera Shares or financial instruments related to Biofrontera Shares or made agreement regarding the purchase of such shares or financial instruments during the period ranging from six months prior to the publication of the decision to submit a purchase bid on 29 May 2019 or during the six months before the publication of these bidding documents.

7.6	Parallel and post acquisitions

The Bidders and the persons acting in concert with the Bidders and their subsidiaries reserve the right to purchase further Biofrontera Shares and/or the corresponding financial instruments outside of the purchase bid directly or indirectly via the stock exchange or off-market during or after expiration of the acceptance period. The Bidders would like to note that an increase of the consideration pursuant to this voluntary purchase bid is not intended in case of parallel or post acquisitions and is currently not being considered by the Bidders.

8.	Description of Biofrontera AG:

8.1	Business operations

Statutory corporate purpose of the Target Company is the research, development and distribution of pharmaceuticals as well as the attainment of a position of a holding company, meaning the purchase and management of companies or of company shares. The Target Company may operate any business suitable for serving the purpose of the company direct or indirectly. The Target Company may open branch offices and participate in kindred or similar companies domestic and abroad. The Target Company may combine companies of whom it holds shares under standardized management or limit itself to the management of the participation. It may outsource operations partially or in full to affiliated companies or relinquish them to affiliated companies.

The Target Company is by its own account a pharmaceutical company which specializes in the development and distribution of dermatological medication and medical cosmetics.

Biofrontera develops and distributes innovative products for skin healing, skin protection and skin care. The most important products of the Target Company by its own account include Ameluz®, a prescription medication to treat light skin cancer and its preliminary stages. By the account of the Target Company, Ameluz® has been marketed in the EU since 2012 and in the United States since May of 2016. Furthermore, the Target Company distributes the dermatological cosmetics series Belixos®, a special care for damaged or afflicted skin. Biofrontera by its own account is the first German founder-managed pharmaceutical company which has been granted centralized European and US approval for medication developed in-house. The Biofrontera Group by its own account was founded by the current Chairman of the Board Prof. Dr. Hermann Lübbert and is listed on the Frankfurt Stock Exchange (Prime Standard).

The Target Company employs a staff of 157 by its own account in the financial report of 31 December 2018 which is available online at www.biofrontera.de.

8.2	Legal information of the Target Company

The Target Company is a public company under German law with headquarters in Leverkusen. The Target Company has been registered in the trade registry of the District Court Cologne under the number HRB 49717. The business address is: Hemmelrather Weg 201, 51377 Leverkusen, Germany The Target Company was registered in 2000 as Biofrontera Pharmaceuticals Holding AG in the trade registry of the District Court Cologne. In 2003, the company changed its name to Biofrontera AG. Since the end of October 2006, shares of the Target Company have been approved for trade in the regulated market. Currently, shares of the company are being traded in the regulated market at the Frankfurter Securities Exchange and at the Düsseldorf Stock Exchange. Moreover, the American Depositary Shares with ISIN US09075G1058 are listed on the Nasdaq. The financial year of the Target Company corresponds to the calendar year. Biofrontera was incepted for an indefinite period of time. § 22 Para. 2 of the statutes of the Target Company states the following:

“Resolutions taken during the general meeting will be adopted with a simple majority of the votes case, unless specified otherwise by the statutes or by law. Where the law requires a majority of the capital stock represented during the adoption of the resolution in addition to a simple majority, the simple majority of the represented capital stock will suffice where permitted. This especially applies for adoptions of resolutions pursuant to § 106 AktG (Stock Corporation Act) (dismissal of the members of the Supervisory Board), § 179 AktG (changes of the statutes), § 182 AktG (increase of capital stock in exchange for deposits), § 207 AktG (capital increase from company funds) and § 221 AktG (especially issue of convertible bonds, participating bonds).”

According to the annual report published by the Target Company effective 31 December 2018, the total balance of the company amounts to approx. 39.133 million Euro and the equity capital to approx. 16.356 million Euro (according to IFRS). The annual report 2018 of the Target Company was published on the website of the Target Company at www.biofrontera.de.

Biofrontera AG is the parent company of the following subsidiaries:

Biofrontera Bioscience GmbH, Leverkusen

Biofrontera Pharma GmbH, Leverkusen (with offices in Spain)

Biofrontera Development GmbH, Leverkusen

Biofrontera Neuroscience GmbH, Leverkusen

Biofrontera Inc., Wilmington, Delaware, United States

Cutanea Life Sciences, Inc, Wayne, Pennsylvania, United States

8.3	Capital structure of the Target Company

8.3.1	Capital stock and stock listing

The capital stock of Biofrontera amounts to 44,632,674.00 Euro. It is divided into 44,632,674 registered no-par shares with a notional interest in the capital stock of 1.00 Euro per no-par share. Pursuant to § 22 Para. 1 of the statutes of the Target Company, each no-par share represents one vote in the general meetings of the Target Company.

The shares of the Target Company are approved for trade in the regulated market at the Frankfurt Securities Exchange in the Prime Standard under ISIN DE0006046113 / WKN 604611 as well as in the regulated market of the Düsseldorf Stock Exchange in the General Standard. In addition, the shares are traded in the open market at every German stock exchange. Moreover, Biofrontera-ADS with the ISIN US09075G1058 are listed at the Nasdaq and can be traded at the Stuttgart Stock Exchange as well.

8.3.2	Authorized capital

The Target Company currently does not own any authorized capital effectively incorporated in the statutes. The general meeting on 24 May 2017 adopted authorized capital II. The resolution of the general meeting is worded as follows:

“The following Paragraph 3b is to be added to § 7 of the statutes:

“(3b)	The Board is authorized to increase the capital stock of the company until 23 May 2022 by up to EUR 4,000,000 with the approval of the Supervisory Board through a single or multiple issue of up to 4,000,000 registered no-par shares in exchange for cash (authorized capital II). The Board is authorized to determine the further content of the share rights and the conditions of the issuance of shares with the approval of the Supervisory Board. The new shares are to be offered to the shareholders for subscription. The subscription right may also be granted indirectly to the shareholders pursuant to § 186 Para. 5 AktG. With the consent of the Supervisory Board, the Board has the right to exclude the statutory subscription right of the shareholders in the following situations:

–	For fractional amounts;

–	For cash deposits up to an amount that does not exceed 10% of the capital stock existing at the effective date of this authorization or - if lower - of the capital stock existing at the time of the utilization of this authorization if the issued amount of the shares does not significantly fall short of the stock price of already listed shares of the company at the time of the final determination of the face value. To the aforementioned 10% limit, those shares will be credited which were sold or issued during the term of this authorization due to other authorizations in direct or corresponding application of § 186 Para. 3 Clause 4 AktG under the exclusion of subscription rights. Issue of shares as defined here also includes the issue and/or reasons of subscription rights and/or conversion privileges or obligations from bonds and/or profit participation rights of shares if these subscription rights and/or conversion privileges or obligations are issued due to an authorization in the corresponding application of § 186 Paragraph 3 Clause 4 AktG under the exclusion of subscription rights during the term of this authorization.

The aforementioned authorization to the exclusion of the subscription right may not be exercised, except for the subscription right for fractional amount, if and insofar during the term of this authorization together with other authorizations for the exclusion of subscription rights the subscription right was or is being excluded for more than 20% of the current capital stock or, if lower, the capital stock existing at the time of utilization of this authorization. Exclusions of subscription rights for fractional amounts shall not be considered, neither the shares which are or were issued to the Board or to employees of the company and/or members of management or employees of affiliated companies as part of stock option programs. Included in this limit of 20% of the capital stock is also the issue and/or reasons of subscription rights and/or conversion privileges or obligations from bonds and/or profit participation rights of shares if these subscription rights and/or conversion privileges or obligations were issued due to an authorization under the exclusion of subscription rights during the term of this authorization.

The Supervisory Board is authorized to adjust § 7 of the statutes after complete or partial implementation of the capital stock increase corresponding to the respective utilization of authorized capital II, and if authorized capital II was not or not fully utilized until 23 May 2022, after expiration of the authorization term.”

Deutsche Balaton has brought action for nullification and action in rescission against this resolution of the general meeting at the Regional Court Cologne. The Regional Court Cologne rejected the action. Deutsche Balaton has filed an appeal against this verdict. During the appeals procedure, the Higher Regional Court (“HRC”) Cologne reversed the verdict of the District Court Cologne with a verdict on 15 November 2018 and declared the resolution of the general meeting regarding authorized capital II from 24 May 2017 as null and void. A revision to the Federal Court of Justice (“FCJ”) was not admitted. The Target Company has filed an appeal against denial of leave to appeal with the FCJ with the goal of having an appeal procedure against the verdict of the HRC Cologne admitted. No decision has been made as of yet regarding the appeal against denial of leave to appeal.

8.3.3	Conditional capital

According to § 7 Para. 2 of the statutes of the Target Company, a conditional capital I exists. The capital stock of the company is accordingly conditionally increased by up to 4,116,855 Euro through the issue of up to 4,116,855 registered common shares without nominal value. The conditional capital increase serves (i) to safeguard the guarantee of option privileges and the agreement of option obligations according to the conditions of the bond and/or (ii) to safeguard the fulfillment of conversion privileges and the fulfillment of conversion obligations according to the conditions of the bond which are issued, agreed and/ or guaranteed based on the authorization of the general meeting on 28 August 2015 by the company or by its direct or indirect majority holding companies (affiliated companies) during the period until 27 August 2020. As far as the Bidders are aware, up to 4,116,855 Biofrontera Shares can be created as a result. As far as the Bidders are aware, conversion privileges from the already issued convertible bonds continue to exist from which up to 546,378 Biofrontera Shares can be created.

According to § 7 Para. 6 of the statutes of the Target Company, conditional capital III exists. Accordingly, the capital stock of the Target Company is conditionally increased by up to 346,900.00 Euro through the issue of up to 346,000 registered shares without nominal value. The conditional capital increase serves exclusively to fulfill options granted until 01 July 2015 due to the authorization of the general meeting on 02 July 2010. As far as the Bidders are aware based on the information provided in the annual report 2018 of the Target Company, 658,150 options were issued on the basis of the authorization as part of the employee participation program 2010 of which 137,850 options are still outstanding. Currently, 137,850 options can still be exercised through which 137,850 Biofrontera Shares could be created.

According to § 7 Para. 8 of the statutes of the Target Company, a conditional capital V exists. The capital stock of the company is accordingly conditionally increased by up to 1,814,984 Euro through the issue of up to 1,814,984 registered shares without nominal value. The conditional capital increase serves exclusively to fulfill option privileges granted until 27 August 2020 due to the authorization of the general meeting on 08 August 2015. As far as the Bidders are aware based on the information provided in the annual report 2018 of the Target Company, 1,365,000 options were issued on the basis of the authorization as part of the employee participation program 2015 of which 1,254,000 options are still outstanding. The issue of 449,984 further options is possible. The options of the employee option program 2015 can only be exercised after a vesting period of 4 years. As far as the Bidders are aware, 1,703,984 new Biofrontera Shares can therefore be created during the second half of 2019 at the earliest.

8.3.4	Treasury shares

As far as the Bidders are aware, the Target Company does not hold any treasury shares at the time of publication of these bidding documents.

8.4	Financial information

All financial information regarding the Target Company in these bidding documents were taken from the annual report effective 31 December 2018 which is available on the website of the Target Company. The consolidated financial statement of the Target Company effective 31 December 2018 was created pursuant to the accounting regulations of the IFRS and audited by Warth & Klein Grant Thornton AG audit review company.

After the last published statement of the Target Company effective 31 December 2018, the Target Company complete the period from 01 January 2018 until 31 December 2018 with a negative group result (according to the accounting regulations of the IFRS) amounting to 9,580 thousand Euro. During the period from 01 January 2017 until 31 December 2017, the consolidated financial statement amounted to negative 15,248 thousand Euro. With consideration of the loss carried forward in place on 31 December 2017 (according to the accounting regulations of the IFRS) amounting to -136,505 thousand Euro, an accumulated loss (according to the accounting regulations of the IFRS) amounting to 145,383 thousand Euro exists in the consolidated financial statement of the Target Company effective 31 December 2018. In the group result for the period from 01 January 2018 until 31 December 2018m the Target Company posted revenue amounting to 21,107 thousand Euro as well as other earnings amounting to 1,301 thousand and interest amounting to 24 thousand Euro offset by revenue costs amounting to 4,451 thousand Euro, research and development costs amounting to 4,427 thousand Euro, general administration costs amounting to 12,963 thousand Euro, distribution costs amounting to 17,744 thousand Euro, interest payments amounting to 1,784 thousand Euro and other expenditures amounting to 332 thousand Euro.

The group balance sheet total of the Target Company increased from 19,848 thousand Euro (effective 31 December 2017) by 19,285 thousand Euro to 39,133 thousand Euro (effective 31 December 2018).

8.5	Bodies of the Target Company

Pursuant to the statutes, the Board of the Target Company consists of one or multiple persons whose number is determined by the Supervisory Board. Currently, the members of the Board of the Target Company are Prof. Dr. rer. nat. Hermann Lübbert, Mr. Thomas Schaffer and Mr. Christoph Dünwald. Prof. Dr. rer. nat. Hermann Lübbert is Chairman of the Board or CEO, Mr. Thomas Schaffer is CFO, Mr. Christoph Dünwald is CCO.

Pursuant to § 12 Para. 1 of the statutes of the Target Company, the Supervisory Board must consist of six members, currently Dr. Ulrich Granzer (Chairman of the Supervisory Board), Mr. Jürgen Baumann (Deputy Chairman of the Supervisory Board) Dr. John Borer, Mr. Reinhard Eyring and Mr. Kevin Weber an. Through corporate news on 27 March 2019, the Target Company announced that Mr. Hansjörg Plaggemars was dismissed as a member of the Supervisory Board based on a decision by the District Court Cologne effective 22 March 2019. As far as the Bidders are aware, Mr. Plaggemars has filed a complaint against this resolution. No decision was made at the time of the publication of these bidding documents.

The term of the remaining Supervisory Board members will end in accordance with the resolution made during their election during the general meeting of the Target Company on 31 May 2016 with the expiration of the general meeting of the Target Company which adopts resolutions about the discharge of the members of the Supervisory Board for the financial year 2020.

8.6	Significant shareholders outside of the persons acting in concert with the Bidders

According to the information available to the Bidders at the time of this publication, especially based on the voting right information pursuant to §§ 21 ff. WpHG old version or §§ 33 ff. WpHG new version published by the Target Company, the following persons are participatory in the Target Company with voting rights of more than 3% outside of the persons acting in concert with the Bidders:

Maruho Deutschland GmbH: 9,062,809 Biofrontera Shares (corresponding to 20.31% of the voting rights of the Target Company; Source: Bidding documents of the Maruho Bid)

The 9,062,809 voting rights in the Target Company held by Maruho Deutschland GmbH, which correspond to a 20.31% interest in the Target Company, are attributed to its parent company, Maruho Co. Ltd.

An expert opinion has been drafted by the solicitors’ office of Atsumi & Sakai Janssen Foreign Law Office on behalf of Deutsche Balaton AG regarding the question whether further persons are subject to reporting due to a domination of Maruho Co. Ltd., Japan, which comes to the conclusion that the CEO of Maruho Co. Ltd., Japan, Mr. Takagi, dominates more than 89% of the voting rights of Maruho Co. Ltd., Japan.

Maruho Deutschland GmbH published a voluntary public purchase bid in form of a partial offer of a partial offer for the purchase of a total of up to 4,322,530 further Biofrontera Shares on 15 April 2019.

8.7	Statement by the Board and Supervisory Board of the Target Company regarding the purchase bid

The Board and Supervisory Board of the Target Company are required pursuant to § 27 Para. WpÜG to issue a well-founded statement regarding the purchase bid and regarding any modification of the purchase bid. This statement must be published by the Board and by the Supervisory Board of Biofrontera always immediately after receipt of bidding documents and their modifications by the Bidders pursuant to § 14 Para. 3 Clause 1 WpÜG.

8.8	Persons acting in concert with Biofrontera

According to the information available to the Bidders at the time of publication of these bidding documentation, the following companies are direct or indirect subsidiaries of the Target Company as defined by § 2 Para. 6 WpÜG and are therefore considered as persons acting in concert with the Target Company pursuant to § 2 Para. 5 Clause 3.

Biofrontera Bioscience GmbH, Leverkusen

Biofrontera Pharma GmbH, Leverkusen

Biofrontera Development GmbH, Leverkusen

Biofrontera Neuroscience GmbH, Leverkusen

Biofrontera Inc., Wilmington, Delaware, United States

Cutanea Life Sciences, Inc, Wayne, Pennsylvania, United States

As far as the Bidders are aware, there are no other persons acting in concert with the Target Company.

9.	Economic and strategic background of the bid

9.1	Basic deliberations

The focus of the operations of the Bidders includes the purchase, holding and sale of holding, in case of DB Biotech especially of holdings in companies of the biotech and pharmaceutical industries.

With the Offer, the Bidders exclusively pursue the objective to acquire Biofrontera Shares and thus to strengthen the position of the Bidders and the persons acting jointly with the Bidders as together the largest shareholder group of the Target Company. The Bidders and the persons acting jointly with the Bidders regard the participation in the Target Company as a long-term, profitable investment. In particular, the Bidders and the persons acting jointly with the Bidders pursue the objective of being represented on the Supervisory Board of the Target Company in accordance with their participation.

Further background of the bid will be described in the following and in Section 10 of these bidding documents.

In this context, the Bidders and persons acting in concert with the Bidders are not pursuing any intentions regarding an economic cooperation or the enhancement of synergy effects.

9.2	Personnel crossholdings with the Target Company

Since his election during the general meeting of the Target Company on 16 May 2016 until his dismissal through the decision of the District Court Cologne on 22 March 2019, Mr. Hansjörg Plaggemars was a member of the Supervisory Board of the Target Company. Until his resignation, he was a member of the Board of Deutsche Balaton with effect until 31 May 2017. After that, a consulting agreement was in place between Mr. Plaggemars and Deutsche Balaton until 31 December 2018 which did not include consulting regarding the Target Company. During the time from 01 June 2017 until 12 April 2018, Mr. Hansjörg Plaggemars was a member of the Board of DELPHI. Mr. Plaggemars continues to hold Board and Supervisory Board mandates in some corporate companies of Deutsche Balaton AG.

9.3	Legal disputes with the Target Company

Deutsche Balaton AG and DELPHI are currently involved in several legal disputes with the Target Company or the members of its bodies.

9.3.1	Action in rescission against the resolutions of the general meeting on 24 May 2017

Deutsche Balaton has contested several resolutions adopted by the regular general meeting of the Target Company effective 24 May 2017. Among other things, Deutsche Balaton has requested to determine the nullity of the following general meeting resolutions from 24 May 2017:

(i)	The resolution adopted during the regular general meeting of the defendants on 24 May 2017 regarding TOP 2 about the discharge of the members of the Board during the financial year 2016 for the financial year 2016.

(ii)	The resolution adopted during the regular general meeting of the plaintiffs on 24 May 2017 regarding TOP 6 about the inclusion of a new § 7 Para. 3b of the statutes (authorized capital II with the option of excluding subscription rights for fractional amounts and corresponding to § 186 Para. 3 Clause 4 AktG) with the following content:

“The following Paragraph 3b is to be added to § 7 of the statutes:

“(3b)	The Board is authorized to increase the capital stock of the company until 23 May 2022 by up to EUR 4,000,000 with the approval of the Supervisory Board through a single or multiple issue of up to 4,000,000 registered no-par shares in exchange for cash (authorized capital II). The Board is authorized to determine the further content of the share rights and the conditions of the issuance of shares with the approval of the Supervisory Board. The new shares are to be offered to the shareholders for subscription. The subscription right may also be granted indirectly to the shareholders pursuant to § 186 Para. 5 AktG. With the consent of the Supervisory Board, the Board has the right to exclude the statutory subscription right of the shareholders in the following situations:

–	For fractional amounts;

–	For cash deposits up to an amount that does not exceed 10% of the capital stock existing at the effective date of this authorization or - if lower - of the capital stock existing at the time of the utilization of this authorization if the issued amount of the shares does not significantly fall short of the stock price of already listed shares of the company at the time of the final determination of the face value. To the aforementioned 10% limit, those shares will be credited which were sold or issued during the term of this authorization due to other authorizations in direct or corresponding application of § 186 Para. 3 Clause 4 AktG under the exclusion of subscription rights. Issue of shares as defined here also includes the issue and/or reasons of subscription rights and/or conversion privileges or obligations from bonds and/or profit participation rights of shares if these subscription rights and/or conversion privileges or obligations are issued due to an authorization in the corresponding application of § 186 Paragraph 3 Clause 4 AktG under the exclusion of subscription rights during the term of this authorization.

The aforementioned authorization to the exclusion of the subscription right may not be exercised, except for the subscription right for fractional amount, if and insofar during the term of this authorization together with other authorizations for the exclusion of subscription rights the subscription right was or is being excluded for more than 20% of the current capital stock or, if lower, the capital stock existing at the time of utilization of this authorization. Exclusions of subscription rights for fractional amounts shall not be considered, neither the shares which are or were issued to the Board or to employees of the company and/or members of management or employees of affiliated companies as part of stock option programs. Included in this limit of 20% of the capital stock is also the issue and/or reasons of subscription rights and/or conversion privileges or obligations from bonds and/or profit participation rights of shares if these subscription rights and/or conversion privileges or obligations were issued due to an authorization under the exclusion of subscription rights during the term of this authorization.

The Supervisory Board is authorized to adjust § 7 of the statutes after complete or partial implementation of the capital stock increase corresponding to the respective utilization of authorized capital II, and if authorized capital II was not or not fully utilized until 23 May 2022, after expiration of the authorization term.”

In first instance, the Regional Court Cologne rejected the suit brought by Deutsche Balaton against the Target Company with a decision dated 01 December 2017 (Ref. No: 82 O 66/17). Deutsche Balaton has filed an appeal against this decision with the Higher Regional Court Cologne. During the appeals procedure, the Higher Regional Court Cologne reversed the verdict of the District Court Cologne with a verdict on 15 November 2018 and declared the disputed resolutions of the general meeting from 24 May 2017 as null and void. A revision to the FCJ was not admitted. The Target Company has filed an appeal against denial of leave to appeal with the FCJ with the goal of allowing the appeals procedure against the verdict of the Regional Court Cologne. No decision has been made as of yet regarding the appeal against denial of leave to appeal.

9.3.2	Special audit requests of Deutsche Balaton and DELPHI Unternehmensberatung AG

The regular general meeting of the Target Company from 24 May 2017 rejected the resolution proposal initiated by DELPHI Unternehmensberatung Aktiengesellschaft during the general meeting about the introduction of a special audit pursuant to § 142 AktG. The subject of this special audit were to be essential processes by the management of the Target Company during the negotiations and execution of a research cooperation agreed with Maruho (collaboration and partnership agreement).

Deutsche Balaton has filed an application for a court-ordered special auditor with the District Court Cologne pursuant to § 142 Para. 2 AktG with the following content:

“We [note: Deutsche Balaton Aktiengesellschaft] hereby apply pursuant to § 142 Para. 2 AktG to appoint a special auditor for the contractual relations between Biofrontera AG (hereinafter referred to as “Biofrontera” or “Company”) with Maruho Co. Ltd., 1-5-22 Nakatsu, Kita-ku, Osaka, Japan (hereinafter referred to as “Maruho”) and with their subsidiary Maruho Deutschland GmbH, registered in the trade registry of the District Court Düsseldorf, HRB 69727 (hereinafter referred to as “Maruho Germany”).

The special auditor should particularly examine the following processes:

1)	When were the first talks initiated with Maruho regarding the research cooperation announced through the ad-hoc communication on 13 July 2016?

2)	Did the initiative for such talks originate from Biofrontera or Maruho?

3)	When was the corresponding cooperation agreement signed?

4)	Why did Biofrontera make the know-how regarding the essential difference between Ameluz and Metvix (same active ingredient but Ameluz with Nano emulsion technology) available to the competitor Maruho in exchange for the cost assumption of the R/D costs for four ingredients even though Biofrontera is only granted the distribution rights for Europe in exchange while Maruho becomes the owner of the new products and is granted all other rights, consequently being able to distribute products developed by Biofrontera with the know-how of Biofrontera worldwide, except for in Europe, possibly even together with Galderma?

5)	What is the exact nature of the cooperation?

6)	What term and/or notice period does the agreement with Maruho stipulate?

7)	Who will own the intellectual property of the research cooperation? Contradictory statements were made in this regard: In the statement made by Board of Biofrontera regarding the announced counterproposals by Deutsche Balaton Aktiengesellschaft AG and in the telephone conference on 19 May 2017, it was declared that the intellectual property belongs to both companies while the results and/or protocols are owned by Maruho. According to the press release dated 13 July 2016, “Maruho will become the owner of all new, successfully developed products” while “Biofrontera will receive the marketing license for Europe”.

8)	Was the distribution of the worldwide marketing rights of the ingredients (Biofrontera Europa, Maruho rest of the world) conclusively specified in the cooperation agreement?

9)	How will it be ensured that the know-how behind Biofrontera’s proprietary Nano emulsion technology is not or will not be otherwise utilizable by Maruho or their strategic partners (esp. the direct competitor Galderma)?

10)	To what extent do the four ingredients of the research cooperation stand in competition to the product ranges included in the strategic alliance between Maruho and Galderma (Pekiron, Epiduo, Rozex)?

11)	Which market volume does the Board grant to the four ingredients of the research cooperation, in relation to Europe, United States, rest of the world? On which basis did the Board assess the market volume in relation to the regions of the world?

The special auditor being appointed:

Solicitor Tino Sekera-Terplan

Sophienstrasse 3

80333 Munich

The special auditor may solicit the support of specialized qualified personnel, especially of persons familiar with the industry of the company.”

The process is registered with the Regional Court Cologne under the reference number 82 O 95/17. The Regional Court Cologne rejected the respective application of Deutsche Balaton. Deutsche Balaton has filed a complaint against this decision. The Regional Court Cologne did not redress this complaint so that the procedure was transferred to the HRC Cologne (there: 18 W 40/18). A decision by the HRC Cologne has not yet been made in this case.

DELPHI has also filed an application slightly deviating from the application filed by Deutsche Balaton for a court-ordered special auditor with the Regional Court Cologne pursuant to § 142 Para. 2 AktG with the following content:

“We [note: DELPHI] hereby apply pursuant to § 142 Para. 2 AktG to appoint a special auditor for the contractual relations between Biofrontera AG (hereinafter referred to as “Defendant”, “Biofrontera” or “Company”) with Maruho Co. Ltd., 1-5-22 Nakatsu, Kita-ku, Osaka, Japan (hereinafter referred to as “Maruho”) and with their subsidiary Maruho Deutschland GmbH, registered in the trade registry of the District Court Düsseldorf, HRB 69727 (hereinafter referred to as “Maruho Germany”).

The special auditor should particularly examine the following processes:

1)	When were the first talks initiated with Maruho regarding the research cooperation announced through the ad-hoc communication on 13 July 2016?

2)	Did the initiative for such talks originate from Biofrontera or Maruho?

3)	When was the corresponding cooperation agreement signed?

4)	Why did Biofrontera make the know-how regarding the essential difference between Ameluz and Metvix (same active ingredient but Ameluz with Nano emulsion technology) available to the competitor Maruho in exchange for the cost assumption of the R/D costs for four ingredients even though Biofrontera is only granted the distribution rights for Europe in exchange while Maruho becomes the owner of the new products and is granted all other rights, consequently being able to distribute products developed by Biofrontera with the know-how of Biofrontera worldwide, except for in Europe, possibly even together with Galderma?

5)	What is the exact nature of the cooperation?

6)	What term and/or notice period does the agreement with Maruho stipulate?

7)	Who will own the intellectual property of the research cooperation? Contradictory statements were made in this regard: In the statement made by Board of Biofrontera regarding the announced counterproposals by Deutsche Balaton Aktiengesellschaft and in the telephone conference on 19 May 2017, it was declared that the intellectual property belongs to both companies while the results and/or protocols are owned by Maruho. According to the press release dated 13 July 2016, “Maruho will become the owner of all new, successfully developed products” while “Biofrontera will receive the marketing license for Europe”.

8)	Was the division of the worldwide marketing rights of the ingredients (Biofrontera: Europa, Maruho: rest of the world) conclusively specified in the cooperation agreement?

9)	How will it be ensured that the know-how behind Biofrontera’s proprietary Nano emulsion technology is not or will not be otherwise utilizable by Maruho or their strategic partners (esp. the direct competitor Galderma)?

10)	To what extent do the four ingredients of the research cooperation stand in competition to the product ranges included in the strategic alliance between Maruho and Galderma (Pekiron, Epiduo, Rozex)?

11)	Which market volume does the Board grant to the four ingredients of the research cooperation, in relation to Europe, United States, rest of the world? On which basis did the Board assess the market volume in relation to the regions of the world?

This range of topics also includes, even if not explicitly made subject of the special audit application during the general meeting but nonetheless inquired:

12)	Do the agreements between the principal shareholders Maruho/Maruho Germany on the one hand and Biofrontera on the other what would ordinarily be agreed between two unrelated third parties?

13)	Did the bodies of Biofrontera meet all their obligations during the conclusion of the agreement with Maruho/Maruho Germany?

To be appointed as special auditor:

Solicitor Tino Sekera-Terplan

Sophienstrasse 3

80333 Munich

The special auditor should be able to solicit the support of specialized qualified personnel, especially of persons familiar with the industry of the company.”

The process is registered with the Regional Court Cologne under the reference number 82 O 16/18. The procedure was suspended in agreement with both parties until a decision regarding the application of Deutsche Balaton for a court-ordered special auditor has been made.

9.3.3	Action in rescission against the resolutions of the general meeting on 11 July 2018

Deutsche Balaton announced counterproposals for the regular general meeting 2018 and requested an addition to the agenda. DELPHI also announced counterproposals. The counterproposals and the additional requests were published by the Target Company at https://www.biofrontera.com/de/hauptversammlung.html and are available as download.

Subject of the supplemental request of Deutsche Balaton AG was the implementation of a special audit, the assertion of compensation claims against the bodies of the company as well as the corresponding appointment of a special representative in the context of the research cooperation of the Target Company with Maruho and in the context of the execution of the capital increase and of the listing on the Nasdaq in early 2018.

The resolution proposals of Deutsche Balaton and DELPHI were each rejected with the votes of Maruho.

Consequently, Deutsche Balaton Aktiengesellschaft has filed action in rescission after the general meeting on 11 July 2018 with the goal of having the resolutions declared null and void regarding agenda item 4 (by-election to the Supervisory Board), 8 (appointment of special auditor for cooperation with Maruho), 9 (assertion of compensation claims and appointment of a special representative for the cooperation with Maruho), 10 (appointment of a special auditor for the capital increase 2018) and 11 (assertion of compensation claims and appointment of a special representative for the capital increase 2018) and instead have it determined by the courts that the contested resolutions were included instead from supplemental requests regarding agenda item 4 corresponding to the countermotion of the shareholder Sippel and regarding agenda items 8-11 corresponding to the resolution proposals of Deutsche Balaton.

No decision has been made as of yet regarding the lawsuit with the Ref. No. 82 O 91/18 in Cologne.

9.3.4	US lawsuit of the Target Company against the Bidders and individual persons acting in concert with the Bidders

In June of 2018, Biofrontera AG filed suit with the United States District Court for the Southern District of New York against Mister Wilhelm Zours, DELPHI, VV Beteiligungen AG, Deutsche Balaton AG, ABC Beteiligungen AG and DB Biotech. Biofrontera accuses the defendants of having violated various US capital market regulations with the voluntary purchase bid of up to 6,250,000 Biofrontera Shares published in May of 2018 by DB Biotech pursuant to the provisions of the WpÜG. By its own account, Biofrontera AG is seeking fines and compensation paid for damages by the defendants as well as provision injunctions according to which the rights of the defendants from the held shares and the further purchase of Biofrontera Shares are suspended for a period of six months.

The defendants are of the opinion that the claims made by Biofrontera lack any just foundation. According to the defendants, the US courts are not responsible for the dispute between Biofrontera and the defendants. Furthermore, no American capital market regulations have been violated.

Briefs have been exchanged in this matter, but no decision has been made as of yet.

10.	Intentions of the Bidders

10.1	Intentions of the Bidders regarding the Target Company

The following details describe the intentions of the Bidders and of Deutsche Balaton regarding the Target Company.

A relocation or close-down of the company headquarters of the Target Company and of the location of the principal parts of the Target Company are not intended. The Bidders and Deutsche Balaton AG do not have any intentions regarding the use of assets and future obligations of the Target Company.

The Bidders and Deutsche Balaton AG neither have the intention of concluding research cooperations with the Target Company or to have distribution rights for Biofrontera products surrendered for large parts of the world.

The Bidders and Deutsche Balaton AG have no intentions regarding employees, their employment conditions and their representations with the Target Company.

The Bidders and the persons acting jointly with the Bidders intend to bring about changes in the Supervisory Board of the Target Company. At future general meetings of the Target Company, the Bidders and the persons acting jointly with the Bidders will endeavour to ensure that the Supervisory Board of the Target Company is composed of persons who are independent of the Management Board and the company founder, in contrast to the current situation.

Currently, in the opinion of the Bidders and the persons acting in concert with the Bidders, a substantial number of the members of the Supervisory Board are not independent due to business relations with the Target Company and related orders of the Target Company. For this reason, in the opinion of the Bidders and the persons acting jointly with the Bidders, the Supervisory Board does not perform its duties in many respects:

●	For example, the Supervisory Board permits the Target Company to simply ignore the verdict of the HRC Cologne through which the bodies were attested a grace legal violation based on which the resolutions regarding the discharge for the financial year 2016 and the resolution adopted during the general meeting 2017 regarding the creation of a new authorized capital under exclusion of the subscription right for null and void and not even communicate this to the shareholders in a timely manner.

In the judgment, the Higher Regional Court (OLG) of Cologne states, inter alia, the following:

“A clear and serious violation of the law within the meaning of this legal standard in the relevant discharge period is present here because, according to the undisputed facts and in violation of Section 53a of the German Stock Corporation Act (AktG), the Management Board of the defendant did not grant all existing shareholders the same opportunity to participate in the implementation of a capital increase in November 2016 by concluding a backstop agreement.

In particular, this unequal treatment, which is not objectively justified here, does not only concern procedural regulations and it is not only a question of maintaining the value of a capital participation, but also of the more or less large influence of the shareholders of the defendant compared to the major shareholder Maruho Deutschland GmbH. [..]

The above-mentioned discrimination against the plaintiff in the capital increase of November 2016 could not result in a dilution of the plaintiff’s shareholding due to the lack of an exclusion of subscription rights. However, by unilaterally giving Maruho Deutschland GmbH, as a shareholder, the opportunity to increase its shareholding and the influence as a shareholder associated with the corresponding votes on the defendants, it effectively reduced the influence of the plaintiff as a significant shareholder on the defendant as well as on those of other shareholders not involved as backstop investors.

The approval of the Annual General Meeting associated with the amendment of the Articles of Association and the exclusion of subscription rights, which was also approved under certain conditions, now open up the possibility for the Management Board not only - as already happened - to de facto reduce the influence of certain shareholders by allocating shares elsewhere, but also, under certain conditions and to a certain extent, to allow a dilution of the participation of certain shareholders, such as the plaintiff, which was not yet possible in the previous capital increase, under certain conditions and in certain amounts.”

Due to this behaviour of the Management Board and its tolerance by the Supervisary Board, Biofrontera currently does not have authorized capital at its disposal even though Deutsche Balaton AG encouraged the creation of authorized capital with subscription right and subscription right trade as part of a supplemental application for the general meeting 2018.

●	Due to the grave legal violations of the Board of Biofrontera AG determined by the HRC Cologne and the non-discharge of the Board for the financial year 2016 also determined by the HRC, the Supervisory Board, in the opinion of the Bidders and the persons acting in concert with the Bidders, would have had to address the question whether a Board culpable of grave legal violations should not be dismissed.

●	Furthermore, since mid-2017, the Management Board and Supervisory Board of the Target Company had already been provided with circumstantial evidence from Deutsche Balaton AG based on information provided by the Bidders and the persons acting in concert with the Bidders that the voting rights notifications of Maruho Co. Ltd., Japan, were incorrect and that voting rights notifications of the persons presumed to control Maruho Co. Ltd., Japan, were completely omitted. This would constitute a violation of the reporting obligations of the WpHG. For this purpose, an expert opinion of the law firm Atsumi & Sakai Janssen Foreign Law Office has meanwhile been prepared on behalf of Deutsche Balaton AG, which comes to the conclusion that the CEO of Maruho Co. Ltd., Japan, Mr. Takagi controls more than 89% of the voting rights of Maruho Co. Ltd. If the Supervisory Board had followed these instructions, Maruho would not have had voting rights and would not have been able to exercise subscription rights. However, in the opinion of the Bidders and the persons acting jointly with the Bidders, the Management Board and Supervisory Board did not take any action for selfish reasons because they benefit from Maruho’s voting rights. Maruho’s votes protect the Supervisory Board from being voted out of office and thus indirectly protect the Management Board from actually exercising independent control over its work. According to the Bidders, Maruho receives compensation in the form of tying transactions, for example in the form of so-called “research cooperation”.

The Bidders and persons acting in concert with the Bidders intend to end this situation.

With regard to the composition of the Management Board, the Bidders point out that the Management Board is appointed by the Supervisory Board. The Bidders and the persons acting jointly with the Bidders do not intend to interfere with the independence of the Supervisory Board with regard to the appointment of Executive Board members. However, the Bidders and the persons acting jointly with the Bidders are of the opinion that the current Chief Financial Officer, Mr. Schaffer, is unsuitable for his duties.

For this reason, Deutsche Balaton Aktiengesellschaft has communicated a request for addition to the agenda for the general meeting of the Target Company planned from 10 July 2019 which focuses on the following aspects:

●	Revocation of the trust in the Board member Schaffer through the general meeting

●	Cancellation of the authorized capital 2017 which cannot be used due to the ongoing legal disputes

●	Creation of a new authorized capital 2019

●	Performance of a special audit regarding the purchase of shares of Cutanea Inc. pursuant to the ad-hoc communication by the Target Company on 25 March 2019

●	Performance of a special audit regarding the new research cooperation with Maruho pursuant to the ad-hoc communication by the Target Company on 19 March 2019

●	Appointment of a special representative for the implementation of compensation claims associated with the capital increase and the conclusion of backstop agreements in November of 2016 which are unlawful according to the verdict of the HRC Cologne from 15 November 2018

●	Appointment of a special representative for the implementation of compensation claims associated with the capital increase 2018 and especially the US placement at only 4.00 Euro per share

●	Reporting about the suit filed by Biofrontera against Deutsche Balaton AG in the United States including a cost/benefit analysis

●	Recall of the Supervisory Board member John Borer and election of a new Supervisory Board member and the election of a new Supervisory Board member; instead of Mr John Borer, Deutsche Balaton AG proposed Ms Eva Katheder, management consultant, Bad Vilbel, for election to the Supervisory Board. Deutsche Balaton AG has also proposed to elect Prof. Dr. Karin Lergenmüller, Professor of Marketing and General Business Administration at the Rhine-Main University of Applied Sciences, as a substitute member for the Supervisory Board member elected to replace Mr. Borer.

●	Recall of the Supervisory Board member Dr. Ulrich Granzer and election of a new Supervisory Board member; instead of Dr. Granzer, Deutsche Balaton AG proposed Dr. Günter Werkmann, member of the Management Board of Mistral Media AG, Frankfurt am Main, for election to the Supervisory Board. Deutsche Balaton AG also proposed to elect Prof. Dr. Karin Lergenmüller, Professor of Marketing and General Business Administration at the Rhein-Main University of Applied Sciences, as a substitute member for the Supervisory Board member elected to replace Dr. Granzer.

●	Clarifying modification of § 13 of the statutes regarding the majority required for the recall of Supervisory Board members

The additional requests of Deutsche Balaton Aktiengesellschaft as well as the resolution proposals and their reasoning have been published online of the website of Biofrontera at

https://www.biofrontera.com/de/hauptversammlung.html

Since the Target Company has not published the reasons for the request for a supplement by Deutsche Balaton AG, Deutsche Balaton AG has submitted them to the shareholders under

http://www.deutsche-balaton.de/beteiligungen/biofrontera_ag

10.2	Intentions regarding the legal disputes with the Target Company

Deutsche Balaton assess their chances in the legal disputes against the Target Company a good chance of success and intends to continue them unless they are otherwise resolved successfully.b

DELPHI assess their chances in the legal dispute against the Target Company a good chance of success and intends to continue them unless they are otherwise resolved successfully.

10.3	Possible structural measures and capital measures

The Bidders do not intend to perform any structural measures regarding capital market or company regulations which may impact the participation of Biofrontera Shareholders. Even in case of a complete acceptance of this bid, the Bidders or the persons acting in concert with the Bidders will not achieve a participation of more than 30% in the Target Company, including consideration of the shares held by the Bidders and by persons acting in concert with the Bidders. Therefore, the Bidders do not intend to conclude a domination and/or profit transfer agreement with the Target Company. Even in case of a complete acceptance of this bid, the Bidders will not gain control over the Target Company as defined by § 29 Para. 2 of the WpÜG, including consideration of the shares held by the Bidders and the persons acting in concert with the Bidders.

10.4	Intentions of the Bidders and of Deutsche Balaton AG regarding their own business operations

The Bidders do not have intentions regarding themselves through this bid, except for the purchase of voting rights of the Target Company. In particular, the bid to purchase Biofrontera Shares is not associated with any intention by the Bidders to modify future business operations, business headquarters or the location of essential company elements. Furthermore, the purchase bid is not associated with any intention by the Bidders to replace members of company management bodies or employees or employees representatives and modify essential employment conditions. Any modifications made in the aforementioned areas will always occur independent of this purchase bid. The same applies for persons acting in concert with the Bidders, particularly Deutsche Balaton Aktiengesellschaft.

With the exception of the obligations and expenditures arising from the implementation of this bid (comp. Section 13 of the bidding documents), the Bidders do not pursue any intentions regarding the use of their assets and future obligations.

11.	Administrative proceedings

11.1	Antitrust proceedings

The purchase of Biofrontera Shares as part of this purchase bid does not require any antitrust approvals.

11.2	Approval for the publication of the bidding documents

The publication of these bidding documents was approved by BaFin on 21 June 2019. No other administrative approvals are required for the implementation of this bid.

12.	Financing of the bid

12.1	Maximum consideration

The total number of shares issued by Biofrontera amounts to 44,632,674. With the assumption that the Bidders will purchase the max. number of 500,000 Biofrontera Shares as part of this purchase bid, the consideration required for the purchase of 500,000 Biofrontera Shares would amount to a total of 3,600,000.00 Euro This amount results from the multiplication of the consideration of 7.20 Euro per Biofrontera Share with the total number of the 500,000 Biofrontera Shares covered by the purchase bid. From the execution of this purchase bid, the Bidders are expecting ancillary transaction charges in the amount of up to 100,000 Euro (“Ancillary transaction charges”) which will arise in the context of the technical implementation and settlement of the purchase bid, particularly for the Central Settlement Center. The max. total amount in cash for the purchase of all 500,000 Biofrontera Shares covered by the purchase bid is expected by the Bidders to amount to 3,700,000.00 Euro.

12.2	Financing measures

Before the publication of the bidding documents, the Bidders have taken the necessary measures to ensure that the required means including ancillary transaction charges are available for the purchase of up to 500,000 Biofrontera Shares at the time the consideration is due for payment. The Bidders are financing the cash payment and the ancillary transaction charges for the implementation of the bid as follows:

Under the premise that the max. number of 500,000 Biofrontera Shares are delivered in the context of this purchase bid, 450,000 of the Biofrontera Shares submitted for sale would be transferred to DB Biotech and 50,000 to DELPHI pursuant to the division agreed between the Bidders and specified in Section 5.8 of the bidding documents. For DB Biotech, this would result in a maximum consideration in the amount of 3,240,000.00 Euro and for DELPHI in the amount of 360,000.00 Euro. The ancillary transaction charges will be divided between the Bidders in the same ratio as the Biofrontera Shares submitted for sale so that up to 90,000.00 Euro will be incurred by DB Biotech and up to 10,000.00 Euro by DELPHI. The total costs for DB Biotech would then amount to 3,330,000.00 Euro and to 370,000.00 Euro for DELPHI.

DB Biotech has obtained a confirmation for payment in the amount of 3,600,000.00 Euro the capital reserve from their parent company, Deutsche Balaton Aktiengesellschaft. The capital reserve was paid by Deutsche Balaton Aktiengesellschaft on 05 June 2019. Consequently, DB Biotech has more than sufficient means available to implement this bid.

DELPHI will finance the bid with its own bank credit and constantly available credit lines from banks. DELPHI has a current credit line of up to EUR 8 million with Bethmann-Bank AG and a further current credit line of up to EUR 10 million with Bank Vontobel, Zurich. Both credit lines have not been fully utilised. In addition, DELPHI receives loans from YVAL Idiosynkratische Investments SE, Heidelberg. The majority shareholder of this company is Mr. Wilhelm Zours, who is also the sole CEO of DELPHI. The unused credit lines are sufficient to service DELPHI’s share of the maximum consideration plus the proportionate maximum transaction costs totaling EUR 370,000.

DB Biotech has deposited an amount of EUR 3,600,000 in an account with Bethmann Bank AG, which is available to both Bidders - including DELPHI - on the basis of an agreement concluded on 20 June 2019 between the two Bidders and Bethmann Bank AG to fulfil all obligations arising from the Offer vis-à-vis the Biofrontera Shareholders accepting the Offer. The transaction costs in excess of this amount of up to EUR 100,000.00, of which up to EUR 90,000 is attributable to DB Biotech and up to EUR 10,000 to DELPHI, will be covered by the Bidders from their current budgets. In particular, DB Biotech will use the amount of up to EUR 360,000 which it will receive from DELPHI in connection with the settlement of the Offer upon the transfer of the Biofrontera Shares Tendered for Sale attributable to DELPHI to DELPHI.

12.3	Financing confirmation

Bethmann Bank AG with headquarters in Frankfurt am Main, a securities-related service provider independent of the Bidders, has confirmed in the financing confirmation dated 06 June 2019 and attached as Annex 3,

“that Deutsche Balaton Biotech AG, Frankfurt am Main, and DELPHI Unternehmensberatung Aktiengesellschaft, Heidelberg, have taken all necessary measures to ensure that the means required for complete fulfillment of the purchase bid specified above are available at the time payment of the consideration is due.”

13.	Impact on the net asset position, financial standing and profit situation of the Bidders

13.1	Initial situation, assumptions, methodical procedure and reservations

The information included under Section 13 of the bidding documents are based on the following initial situation and the following assumptions:

a)	Initial situation

(1)	At the time of publication of these bidding documents, DB Biotech hold 1,082,212 shares of Biofrontera. At the time of publication of these bidding documents, DELPHI hold 5,560,782 shares of Biofrontera.

(2)	The presentation of the impact on the net asset position, financial standing and profit situation of the Bidders, does not take any other business transactions besides the purchase bid into consideration which occurred since 31 December 2018 or which will occur in the future and does not take into consideration any impact on the net asset position, financial standing and profit situation which may occur in the future.

(3)	For the maximum possible consideration in the amount of 3,600,000.00 Euro, bank credits are available which have been credited to an account at Bethmann Bank AG (see also Section 12.2 of these bidding documents).

(4)	There were no extraordinary business transactions between 31 December 2018 and the date of publication of this Offer Document.

b)	Acceptances, methodical procedure and reservations

(1)	By means of the purchase bid, the Bidders are purchasing the maximum number of 500,000 Biofrontera Shares with 450,000 of those shares allocated to DB Biotech and 50,000 shares to DELPHI. The consideration which would be required for the purchase of 500,000 Biofrontera Shares including the expected ancillary transaction charges expected in the amount of up to 100,000 Euro comes to a total of 3,700,000.00 Euro and will be borne by the Bidders proportionally as specified in Section 12.1 of these bidding documents. The exact amount of ancillary transaction charges will only be determined once the purchase bid has been executed and the number of Biofrontera Shares actually acquired as part of the purchase bid has been set.

(2)	To assess the likely impact of the purchase bid on the net asset position, financial standing and profit situation of the Bidders, they have performed a preliminary and unreviewed assessment of the financial situation (individual financial statement pursuant to HGB (Commercial Code)) to which the Bidders would surrender effective on the deadline 30 September 2019 if the Bidders were to purchase the maximum number of 500,000 Biofrontera Shares through the purchase bid.

(3)	In the following, an adjusted balance sheet of DELPHI is compared with the annual report by DELPHI from 31 December 2018 under Section 13.2 which was compiled in accordance with the regulations of the Commercial Code. The following information as well as underlying assumptions were neither reviewed by auditors nor subjected to an audit review.

(4)	In the following, an adjusted balance sheet of DB Biotech is compared with the annual report by DB Biotech from 31 December 2018 under Section 13.3 which was compiled in accordance with the regulations of the Commercial Code. The following information as well as underlying assumptions were neither reviewed by auditors nor subjected to an audit review.

(5)	It should be noted that the impact of this bid on the future net asset position, financial standing and profit situation of the Bidders can currently not be precisely forecast, especially under consideration of other business events and opportunities which may result from the buildup of shareholdings of the Target Company.

(6)	In case of a complete acceptance of the purchase bid, the Bidders would purchase a total of 500,000 Biofrontera Shares in exchange for a consideration in cash of 7.20 Euro per Biofrontera Share, meaning in exchange for a total payment of 3,600,000.00 Euro.

(7)	Except for the purchase of Biofrontera Shares, the following presentation does not take into consideration any other business transactions since 31 December 2018.

13.2	Expected impact on the annual report (individual financial statement Commercial Code) of DELPHI and their profit situation

The purchase of Biofrontera Shares on the basis of this purchase bid will most likely impact the net asset position and financial standing of DELPHI - solely on the basis of the assumptions listed in Section 13.1 of these bidding documents - as follows:

ASSETS	Balance effective 31 December 2017	Change due to prior purchases	Change due to purchase bid	After purchase bid
	Unaudited	Unaudited	Unaudited	Unaudited
	EUR	EUR	EUR	EUR
Tangible Assets	2.647.358,00	0,00	0,00	2.647.358,00
Financial Assets	89.025.491,13	13.001.090,05	370.000,00	102.396.581,18
Receivables and other assets	4.117.897,29	0,00	0,00	4.117.897,29
Securities	2.927.698,30	0,00	0,00	2.927.698,30
Cash balance, central bank balances, credit balance with financial institutions and checks	2.745.117,25	-2.745.117,25	0,00	0,00
TOTAL	101.463.561,97	10.255.972,80	370.000,00	112.089.534,77

LIABILITIES	Balance effective 31 December 2017	Change due to prior purchases	Change due to purchase bid	After purchase bid
	Unaudited	Unaudited	Unaudited	Unaudited
	EUR	EUR	EUR	EUR
	EUR	EUR	EUR	EUR
Subscibed Capital	52.000,00	0,00	0,00	52.000,00
Capital Reserve	322.113,89	0,00	0,00	322.113,89
Retained Earnings	26.352.654,30	0,00	0,00	26.352.654,30
Annual Profit 2017	3.457.742,32	0,00	0,00	3.457.742,32
Annual Deficit 2018	-7.947.742,58			-7.947.742,58
Annual Result 2019 (prior purchases and purchase bis)		-130.000,00	-5.000,00	-135.000,00
Accrued Liabilities	4.258.449,00	0,00	0,00	4.258.449,00
Liabilities to affiliated companies	71.900.000,00	0,00	0,00	71.900.000,00
Other Liabilities	3.068.345,04	10.385.972,80	375.000,00	13.829.317,84
TOTAL	101.463.561,97	10.255.972,80	370.000,00	112.089.534,77

In case of a full acceptance of the bid, the following changes for the annual report (individual annual statement Commercial Code) of DELPHI would essentially result:

Due to the prior purchase and sale of Biofrontera Shares since 31 December 2018, the post “Financial assets” is increased from 89,025,491.13 Euro by 13,001,090.05 Euro to 102,026,581.18 Euro.

Due to the purchase prices paid for the prior purchases, the post “Cash balance and credit balance with financial institutions” is reduced from 2,745,117.25 Euro by 2,745,117.25 Euro to 0.00 Euro. DELPHI makes use of bank loans and loans from affiliated companies to purchase holdings consistently. Based on the balance sheet situation from 31 December 2018, the post “Other Liabilities”, which includes bank loans, is changed from 3,068,345.04 Euro by 10,255,972.80 Euro to 13,324,317.84 Euro due to prior purchases.

Under the premise of a utilization of the credit line changed by 10,255,972.80 Euro, the interest result of DELPHI would be reduced annually by approx. 130,000.00 Euro, from the refinancing costs agreed at the time of the publication of these bidding documents which follow the money market interest rates plus a negotiated surcharge. Hereby, ann interest rate of 1.25% is assumed. Accordingly, the post “Annual Result 2019” would be reduced by 130,000.00 Euro, the post “Other Liabilities” would increase from 13,324,317.84 by 130,000.00 Euro to 13,454,317.84. In case of rising money market interest rates or changing loan conditions throughout the year, the assumed interest charges would be increased accordingly or reduced in case of dropping money market interest rates or improved loan conditions.

In case of a complete execution of the purchase bid, the post “Financial assets” would increase through the purchase of 50,000 Biofrontera Shares from 102,026,581.18 Euro by 370,000 Euro to 102,396,581.18 Euro with the settlement of the purchase bid. The prorated ancillary transaction costs in the amount of 10,000.00 EUR will be activated as ancillary procurement charges. Based on the balance sheet situation from 31 December 2018 and taking the prior purchases into consideration, the post “Other Liabilities” is changed due to the settlement of this bid from 13,454,317.84 Euro by 370,000.00 Euro due to prior purchases to 13,824,317.84 Euro.

Under the premise of a utilization of the credit line changed by 370,000.00 Euro, the interest result of DELPHI would be modified annually by approx. 5,000.00 Euro, from the refinancing costs agreed at the time of the publication of these bidding documents which follow the money market interest rates plus a negotiated surcharge. Hereby, an interest rate of 1.25% is assumed. Accordingly, the post “Annual Result 2019” would be reduced from minus 130,000.00 Euro by further 5,000.00 Euro to minus 135,000.00 Euro, the post “Other Liabilities” would increase from 13,824,317.84 Euro by further 5,000.00 Euro to 13,829,317.84 Euro. In case of rising money market interest rates or changing loan conditions throughout the year, the assumed interest charges would be increased accordingly or reduced in case of dropping money market interest rates or improved loan conditions.

Based on the balance sheet on 31 December 2018 and with consideration of the prior purchases, the equity capital will be reduced from 22,236,767 Euro by 130,000.00 Euro due to the prior purchases and by approx. 5,000.00 Euro due to the implementation of this purchase bid to 22,101,767.93 Euro. The equity capital ratio will be reduced to approx. 19,7% based on the assumptions specified in Section 13.1 of these bidding documents.

The purchase of Biofrontera Shares by DELPHI in the context of this bid will impact the profit and loss statement of DELPHI as follows when taking the invoicing regulations of the Commercial Code as basis:

-	The loan interest to be paid to finance the purchase bid increase as expenses the annual deficit by up to another 5,000.00 Euro or will reduce the annual profit as described.

-	Since Biofrontera exhibits significant net losses, the Bidders do not expect payment of a divided of Biofrontera in the short and medium term.

13.3	Expected impact on the annual report (individual financial statement Commercial Code) of DB Biotech and their profit situation

The purchase of Biofrontera Shares on the basis of this purchase bid will most likely impact the net asset position and financial standing of DB Biotech - solely on the basis of the assumptions listed in Section 13.1 of these bidding documents - as follows:

ASSETS	Balance effective 31 December 2018	Change due to prior purchases and sales as well as deposits into the capital reserve of DB Biotech	Change due to purchase bid	After purchase bid
	Unaudited	Unaudited	Unaudited	Unaudited
	EUR	EUR	EUR	EUR
Financial assets	6,548,797.39	19,276.93	3,330,000.00	9,898,074.32
Securities	598,420.40	0.00	0.00	598,420.40
Cash balance and credit balance with financial institutions	90,238.93	3,580,723.07	-3,330,000.00	340,962.00
TOTAL	7,237,456.72	3,600,000.00	0.00	10,837,456.72

LIABILITIES	Balance effective 31 December 2018	Change due to prior purchases and sales as well as deposits into the capital reserve of DB Biotech	Change due to purchase bid	After purchase bid
	Unaudited	Unaudited	Unaudited	Unaudited
	EUR	EUR	EUR	EUR
Subscribed capital	50,000.00	0.00	0.00	50,000.00
Capital reserve	7,650,000.00	3,600,000.00	0.00	11,250,000.00
Net loss for the year	516,923.28	0.00	0.00	516,923.28
Accrued liabilities	54,380.00	0.00	0.00	54,380.00
Liabilities	0.00	0.00	0.00	0.00
TOTAL	7,237,456.72	3,600,000.00	0.00	10,837,456.72

In case of a full acceptance of the bid, the following changes for the annual report (individual annual statement Commercial Code) of DB Biotech would essentially result:

Due to the prior purchase and sale of Biofrontera Shares since 31 December 2018, the post “Financial assets” is increased from 6,548,797.39 Euro by 19,276.93 Euro to 6,658,074.32 Euro. Due to the purchase prices paid, the post “Cash balance and credit balance with financial institutions” is reduced from 90,238.93 Euro by 19,276.93 Euro to 70,962.00 Euro. Due to a deposit into the capital reserve of DB Biotech performed by Deutsche Balaton Aktiengesellschaft, the parent company of DB Biotech, in the amount of 3,600,000.00 Euro the post “Cash balance and credit balance with financial institutions” is increased from 70,962.00 Euro by the same amount to 3,670,962.00.

In case of a complete execution of the purchase bid, the post “Financial assets” would increase through the purchase of 450,000 Biofrontera Shares from 6,568,074.32 Euro by 3,330,000.00 Euro to 9,898,074.32 Euro with the settlement of the purchase bid. At the same time, the post “Cash balance and credit balance with financial institutions” is reduced from 3,670,962.00 Euro by 3,330,000.00 Euro to 340,962.00 Euro. The prorated ancillary transaction costs in the amount of 90,000.00 EUR will be activated as ancillary procurement charges.

In case of a successful implementation of the purchase bid, the total compared to the annual report effective 31 December 2018 will increase from 7,237,456.72 Euro by 3,600,000.00 Euro to 10,837,456.72 Euro.

Based on the financial situation on 31 December 2018 and with consideration of prior purchases and the deposit into the capital reserves, the financial equity capital remains unchanged as a consequence of the implementation of the purchase bid. The equity capital ratio will be reduced to approx. 99.5% based on the assumptions specified in Section 13.1 of these bidding documents.

The purchase of Biofrontera Shares by DB Biotech in the context of this bid will impact the profit and loss statement of DB Biotech as follows when taking the invoicing regulations of the Commercial Code as basis:

-	Since Biofrontera exhibits significant net losses, the Bidders do not expect payment of a divided of Biofrontera in the short and medium term.

13.4	Expected impact on the net asset position, financial standing and profit situation of Deutsche Balaton Aktiengesellschaft

The purchase of Biofrontera Shares on the basis of this purchase bid will most likely impact the net asset position and financial standing of the parent company of DB Biotech - solely on the basis of the assumptions listed in Section 13.1 of these bidding documents - as follows:

ASSETS	Monday, December 31, 2018	Change due to prior purchases and deposits into the capital reserve of DB Biotech	Change due to purchase bid	After purchase bid
	Unaudited	Unaudited	Unaudited	Unaudited
	K EUR	K EUR	K EUR	K EUR
Immaterial assets	5.0	0.0	0.0	5.0
Tangible assets	62.7	0.0	0.0	62.7
Shares in associated companies	134,346.6	3,600.0	0.0	137,946.6
Loans to associated companies	3,300.0	0.0	0.0	3,300.0
Shareholdings	16,900.0	0.0	0.0	16,900.0
Loans receivable to companies with whom a share-ownership ratio is in place	2,200.0	0.0	0.0	2,200.0
Securities of the fixed assets	133,124.9	-8,988.1	0.0	124,136.8
Other loans receivable	1,000.0	0.0	0.0	1,000.0
Receivables from deliveries and services	8.0	0.0	0.0	8.0
Receivables towards affiliated companies	6,642.7	0.0	0.0	6,642.7
Receivables towards companies with whom a share-ownership ratio is in place	5,109.1	0.0	0.0	5,109.1
Other assets	7,494.1	0.0	0.0	7,494.1
Shares in associated companies	446.6	0.0	0.0	446.6
Other securities	1,869.0	0.0	0.0	1,869.0
Cash balance and credit balance with financial institutions	1,202.3	16,661.3	0.0	17,863.6
TOTAL	313,710.7	11,273.2	0.0	324,983.9

LIABILITIES	Monday, December 31, 2018	Change due to prior purchases and deposits into the capital reserve of DB Biotech	Change due to purchase bid	After purchase bid
	Unaudited	Unaudited	Unaudited	Unaudited
	K EUR	K EUR	K EUR	K EUR
Subscribed capital	116.4	0.0	0.0	116.4
Treasury shares	-11.6	0.0	0.0	-11.6
Issued capital	104.8	0.0	0.0	104.8
Capital reserve	61,645.9	0.0	0.0	61,645.9
Other retained earnings	99,768.5	0.0	0.0	99,768.5
Net profit	3,126.1	11,273.2	0.0	14,399.3
Accrued liabilities	3,755.0	0.0	0.0	3,755.0
Liabilities to financial institutions	48,907.1	0.0	0.0	48,907.1
Liabilities from deliveries and services	218.0	0.0	0.0	218.0
Liabilities towards affiliated companies	65,948.9	0.0	0.0	65,948.9
Other liabilities	30,236.4	0.0	0.0	30,236.4
Deferred income	0.0	0.0	0.0	0.0
TOTAL	313,710.7	11,273.2	0.0	324,983.9

Essentially, the following changes will take place:

Due to the deposit into the capital reserve of DB Biotech, the post “Shares in associated companies” will increase from 134,346.6 Thousand Euro by 3,600.00 Thousand Euro to 137,946.6 Thousand Euro. Due to the prior purchase and sales of Biofrontera Shares since 31 December 2018, the post “Securities of the fixed assets” is reduced from 133,124.9 Thousand Euro by 8,988.1 Thousand Euro 124,136.8 Thousand Euro.

Due to the expended or received purchase prices and the deposit into the capital reserve of DB Biotech, the post “Cash balance and credit balance with financial institutions” is changed from 1,202.3 Thousand Euro by 16,661.3 Thousand Euro to 17,813.6 Thousand Euro. Based on the financial situation effective 31 December 2018, the post “Net profit” is changed from 3,126.1 Thousand Euro by 11,273.2 Thousand Euro due to sales to 14,339.3 Thousand Euro.

No further impact on the net asset position, financial standing and profit situation of Deutsche Balaton Aktiengesellschaft is expected as the implementation of the purchase bid will take place on the level of the Bidders.

14.	Situation of the shareholders who do not accept the bid or ACCEPT THE BID

a)	Biofrontera Shareholders how intend not to accept the bid should particularly consider the following:

●	The current price of Biofrontera Shares may reflect the fact that the Bidders published their decision for the submission of this purchase bid on 29 May 2019. It is not foreseeable how the price of Biofrontera Shares will develop in the future, especially whether the price will stay at its current level or fall below.

●	The current price of Biofrontera Shares may reflect the fact that Maruho increased its partial purchase bid published on 15 April on 23 May 2019 and is now offering a consideration of 7.20 per share.

●	It is also possible that the price of Biofrontera Shares may be influenced by the fact whether a general meeting of Biofrontera will adopt further capital measures deviating from the wishes of the current management of the Target Company or if the general meeting of Biofrontera does not consent to possible capital increase resolutions suggested by the management, including resolutions regarding the authorization for authorized or conditional capital. It is not foreseeable how the price of Biofrontera Shares will develop in the future, especially whether the price will stay at its current level or fall below.

●	It is also possible that the price of Biofrontera Shares may be influenced by the fact whether a general meeting of Biofrontera decides to appoint one or multiple special auditors to review one or multiple processes of the management of the Target Company (§ 142 AktG) or whether special audits will be ordered by the courts. It is not foreseeable how the price of Biofrontera Shares will develop in the future, especially whether the price will stay at its current level or fall below.

●	The number of Biofrontera Shares in public float will most likely be temporarily reduced somewhat with the implementation of the purchase bid and the trading volume of Biofrontera Shares not submitted for sale will decrease. This may under certain circumstances result in a reduced trading liquidity and a larger range of price fluctuations.

b)	Biofrontera Shareholders who intend to accept the bid should particularly consider the following:

●	The current price of Biofrontera Shares may reflect the fact that the Bidders published their decision for the submission of this purchase bid on 29 May 2019. It is not foreseeable how the price of Biofrontera Shares will develop in the future, especially whether the price will stay at its current level or fall below.

●	The current price of Biofrontera Shares may reflect the fact that Maruho increased its partial purchase bid published on 15 April on 23 May 2019 and is now offering a consideration of 7.20 per share.

●	It is also possible that the price of Biofrontera Shares may be influenced by the fact whether a general meeting of Biofrontera will adopt further capital measures deviating from the wishes of the current management of the Target Company or if the general meeting of Biofrontera does not consent to possible capital increase resolutions suggested by the management, including resolutions regarding the authorization for authorized or conditional capital. It is not foreseeable how the price of Biofrontera Shares will develop in the future, especially whether the price will stay at its current level or fall below.

●	It is also possible that the price of Biofrontera Shares may be influenced by the fact whether a general meeting of Biofrontera decides to appoint one or multiple special auditors to review one or multiple processes of the management of the Target Company (§ 142 AktG) or whether special auditors will be appointed by the courts. It is not foreseeable how the price of Biofrontera Shares will develop in the future, especially whether the price will stay at its current level or fall below.

●	The number of Biofrontera Shares in public float will most likely be temporarily reduced somewhat with the implementation of the purchase bid and the trading volume of Biofrontera Shares not submitted for sale will decrease. This may under certain circumstances result in a reduced trading liquidity and a larger range of price fluctuations.

15.	Benefits for the Board and members of the Supervisory Board of the Target Company

Neither the Bidders nor persons acting in concert with the Bidders granted or promised cash payments or other cash benefits to the Board and members of the Supervisory Board in the context of this purchase bid.

16.	Publications, declarations and notifications

The Bidders will publish the bidding documents pursuant to § 14 Para. 2 and 3 WpÜG on 21 June 2019 online at https://www.deutschebalatonbiotech.de/erwerbsangebot-biofrontera-2019 and make copies of the bidding documents available for distribution free of charge at Deutsche Balaton Biotech AG, Ziegelhäuser Landstrasse 1, 69120 Heidelberg, Fax: +49 6221-6492424, E-mail: info@deutschebalatonbiotech.de . A notice of advice of the Internet address at which the bidding documents can be accessed and of the availability of copies of the bidding documents free of charge at Deutsche Balaton Biotech AG will be posted on 21 June 2019 in the Federal Gazette.

Pursuant to § 23 Para. 1 WpÜG, the Bidders will publish the number of all securities of the Target Company to which they, persons acting in concert with them and their subsidiaries are entitled, including the amount of the respective shares and the resulting voting right shares and those to be added pursuant to § 30 WpÜG, the amount of possible voting right shares to be communicated pursuant to §§38 and 39 WpHG as well as the number of shares of the Target Company resulting from received declarations of acceptance which are subject of this bid, including the amount of the securities and voting right shares (a) after the publication of the bidding documents on a weekly basis and on a daily business during the last week before the expiration of the acceptance term, and (b) immediately after expiration of the acceptance term pursuant to § 14 Para. 3 Clause 1 WpÜG online at https://www.deutschebalatonbiotech.de/erwerbsangebot-biofrontera-2019 and in the Federal Gazette and communicate it to BaFin. All other declarations by the Bidders in the context of this purchase bid will also be published online at https://www.deutschebalatonbiotech.de/erwerbsangebot-biofrontera-2019 and in the Federal Gazette.

17.	Additional information for owners of Biofrontera-ADS.

The bid solely refers to Biofrontera Shares. The bid particularly does not include Biofrontera-ADS who are also traded at the Stuttgart Stock Exchange. Owners of Biofrontera-ADS may not submit them for sale as part of this bid. Owners of Biofrontera-ADS who are looking to accept the bid regarding the underlying Biofrontera Shares must first exchange their Biofrontera-ADS into Biofrontera Shares. Subsequently, these Biofrontera Shares can be submitted for sale in the context of this bid.

One Biofrontera-ADS each represents two Biofrontera Shares which are kept at The Bank of New York Mellon as depositary according to the deposit agreement concluded between Biofrontera, The Bank of New York Mellon and the owners of Biofrontera-ADS.

The rights of the owners of Biofrontera-ADS and the conversion process of Biofrontera-ADS into Biofrontera Shares follow the deposit agreement. During the conversion process, the owner of Biofrontera-ADS must pass them on to The Bank of New York Mellon, pay a fee in the amount of USD 5.00 per 100 Biofrontera-ADS to The Bank of New York Mellon, bear all taxes and public fees or transmission charges and other charges incurred in the context of the delivery of Biofrontera-ADS and the receipt of Biofrontera Shares and also observe and comply with all provisions and conditions of the deposit agreement. Furthermore, the owner of Biofrontera-ADS must provide information regarding an investment portfolio into which the Biofrontera Shares underlying of the Biofrontera-ADS can be transferred. The investment portfolio must be managed by a securities-related service provider which offers portfolio services for Biofrontera Shares and has access to an account at Clearstream Banking AG. As soon as the Biofrontera Shares have been transferred to the specified investment portfolio, the (former) owner of the Biofrontera-ADS can initiate the submission of these Biofrontera Shares for sale to the Bidders as described in these bidding documents.

The conversion process may take several days and is associated with costs for the owners of Biofrontera-ADS. Owners of Biofrontera-ADS should also take this additional time and the additional costs into consideration when making a decision about the participation in this purchase bid. They should ensure to contact The Bank of New York Mellon in a timely fashion to complete all required steps and be able to submit for sale the Biofrontera Shares received after the conversion before the expiration of the acceptance term. Where owners of Biofrontera-ADS have questions regarding the timely progression, the costs or the conversion procedure of Biofrontera-ADS into Biofrontera Shares, they should contact The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286, Attention: American Depositary Receipt Administration, Telephone: +1 (888) 269-2377 as depository as soon as possible.

Owners of Biofrontera-ADS should note that they will be returned the submitted Biofrontera Shares in full or partially after the submission of their converted Biofrontera Shares for sale in case of an oversubscription of the purchase bid or in case of a withdrawal from the acceptance of the bid. The possibility of a conversion of the returned Biofrontera Shares back into Biofrontera-ADS follows the deposit agreement and is associated with additional costs.

Economic owners who want to accept the offer and whose Biofrontera-ADS are held by and under the name of a securities-related service provider, for example by a broker or by a financial institution (street name holders), should contact the securities-related service provider commissioned by them as soon as possible in order to receive further information about the timely progression, the costs or the processes for converting the Biofrontera-ADS into Biofrontera Shares. They should also consider that the securities-related service provider may invoice additional costs or charges for services associated with the conversion of Biofrontera-ADS into Biofrontera Shares.

All costs and charges arising due to the conversion of Biofrontera-ADS into Biofrontera Shares, whether charged by the depository, a securities-related service provider, a broker or a financial institution, will not be reimbursed by the Bidders. The same applies for costs and charges which may be incurred due to an oversubscription of the purchase bid or a withdrawal from the acceptance of the bid for a return conversion of Biofrontera Shares into Biofrontera-ADS.

18.	Additional information for Biofrontera Shareholders and owners of Biofrontera-ADS with residence, domicile or habitual abode in the United States

Biofrontera Shareholders and owners of Biofrontera-ADS with residence, domicile or habitual abode should note that this bid regards the securities of a German company and is therefore subject to the disclosure regulations and other provisions and procedures of the Federal Republic of Germany which are different than those of the United States. For example, certain financial information in these bidding documents were determined according to the International Financial Reporting Standards (“IFRS”) adopted by the European Union or according to the provisions of the German Commercial Code and therefore possibly not comparable with the financial information about companies in the United States whose financial information is determined according to US-GAAP. Furthermore, the settlement of this bid follow the relevant German provisions which differ from the settlement processes customary in the United States, especially in light of the timing of the payment of the consideration. Where the bid is subject to the US Securities Acts, such laws shall exclusively apply to Biofrontera Shareholders or owners of Biofrontera-ADS with residence, domicile or habitual abode in the United States so that no other persons are entitled to any claims from these laws. Please note the reference to Tier-I exemption.

The Bidders, persons acting in concert with the Bidders and/or affiliated companies may also purchase Biofrontera Shares outside of this purchase bid or conclude the corresponding purchase agreements pursuant to regulation 14e 5(b)(10) of the Securities Exchange Act. These transactions may take place on market at the respective market price or off market at negotiated rates. Where required by German law, the Bidders will publish more details regarding all purchases or agreements about the purchase of Biofrontera Shares online at https://www.deutschebalatonbiotech.de/erwerbsangebot-biofrontera-2019 in German and a non-binding English translation as well as in the electronic Federal Gazette. The Bidders will also submit a non-binding English translation of the aforementioned publications to the SEC, where required. The information will be available free of charge on the website of the SEC at http://www.sec.gov as soon as it has been posted there.

This purchase bid was neither accepted nor rejected by the SEC nor by any other securities regulatory agency of a US state, nor did the FCC or any other securities regulatory agency of a US state determine the probity and the value of this purchase bid or the accuracy and the adequacy of the information included in the bidding documents. Any statement of the opposite represents a criminal act.

19.	Other information

19.1	Applicable law, place of jurisdiction

The purchase bid as well as the purchase agreements concluded based on the purchase bid are solely subject to the law of the Federal Republic of Germany. The sole place of jurisdiction for all legal disputes arising from or in the context of the purchase bid (as well as every agreement concluded as a result of the acceptance of the purchase bid) is Heidelberg, Germany, where legally permitted.

19.2	Taxes

The Bidders recommend to the Biofrontera Shareholders to obtain tax advice regarding the tax impact of the acceptance of this purchase bid and taking into consideration their personal tax situation before accepting the purchase bid.

19.3	Declaration of assumption of responsibility

Deutsche Balaton Biotech AG, Frankfurt am Main, listed in the trade registry with the District Court Frankfurt am Main under HRB 111190, and DELPHI Unternehmensberatung Aktiengesellschaft, Heidelberg, listed in the trade registry with the District Court Mannheim, HRB 705381, assume the responsibility for the content of these bidding documents and declare to the best of their knowledge that information included in the bidding documents are correct and no significant information has been omitted.

Heidelberg, 21 June 2019

signed by	signed by
Rolf Birkert	Wilhelm K. T. Zours

Sole Board Member of	Sole Board Member of
Deutsche Balaton Biotech AG	DELPHI Unternehmensberatung Aktiengesellschaft

Annex 1: List of persons acting in concert with the Bidders

1. Subsidiaries of Deutsche Balaton Aktiengesellschaft

	Name of the Company	Headquarter
Heidelberger Beteiligungsholding AG	(Tochtergesellschaft ABC Beteiligungen AG	Heidelberg
	AEE Ahaus-Enscheder AG	Ahaus
	Alpha Cleantec Aktiengesellschaft	Heidelberg
	Alpha Cleantec AG	Zug (CH)
	Balaton Agro Invest AG	Heidelberg
	Balaton Agro Investment plc	Addis Ababa (ET)
	BCT bio cleantec AG	Heidelberg
	Beta Systems Software AG	Berlin
	Beta Systems DCI Software AG	Berlin
	AUCONET GmbH	Berlin
	ASDIS Solutions GmbH	Berlin
	Auconet Austria GmbH	Wien (AT)
	Auconet Inc.	McLean (US)
	Beta Systems IT Operations GmbH	Berlin
	HORIZONT Software GmbH	München
	HORIZONT IT Services CZ s.r.o.	Budweis (CZ)
	SI Software Innovation GmbH	Neustadt an der Weinstraße
	Beta Systems IAM Software AG	Berlin
	Beta Systems EDV-Software Ges.m.b.H.	Wien (AT)
	Beta Systems Software AG	Kloten (CH)
	Beta Systems Software BV	Nieuwegein (NL)
	Beta Systems Software Espana SL	Madrid (ES)
	Beta Systems Software France SARL	Ivry sur Seine (FR)
	Beta Systems Software Ltd.	Chobham (GB)
	Beta Systems Software of North America, Inc.	McLean (US)
	Beta Systems Software of Canada Inc.	Calgary (CA)
	Beta Systems Software SPRL	Louvaine-la-Neuve (BE)
	Beta Systems Software SRL	Bollate (IT)
	Betann Systems AB	Täby (SE)
	Categis GmbH	Berlin
	Categis Software Private Ltd.	Bangalore (IN)
	LYNET Kommunikation AG	Lübeck
	CARUS AG	Heidelberg
	Carus Grundstücksgesellschaft Am Taubenfeld AG	Heidelberg
	ConBrio Beteiligungen AG	Frankfurt am Main
	EUROPIN GmbH (bis 19.03.19 firmierend unter CornerstoneCapital 1. Beteiligungsgesellschaft mbH)	Frankfurt am Main
	EUROPIN Germany GmbH (bis 19.03.19 firmierend unter CornerstoneCapital 2. Beteiligungsgesellschaft mbH)	Frankfurt am Main
	MONTECA s.r.o.	Bratislava (SK)
	EUROPIN s.r.o	Trenčianske Stankovce (SK)
	wSwipe mobile solutions GmbH	Wien (AT)
	CornerstoneCapital Beteiligungen GmbH	Frankfurt am Main
	CornerstoneCapital II AG & Co. KG	Heidelberg
	Eltec Elektronik AG	Mainz
	Eppstein Foils Holding GmbH	Eppstein
	EppsteinFOILS GmbH & Co. KG	Eppstein
	Verwaltungsgesellschaft Eppstein Foils mbH	Eppstein
	Eppstein Technologies GmbH	Eppstein
	CornerstoneCapital Verwaltungs AG	Heidelberg
	Deutsche Balaton Erste Schiffsverwaltungs GmbH	Haren - Ems
	Deutsche Balaton Immobilien I AG	Heidelberg
	Fidelitas Deutsche Industrie Holding AG	Heidelberg

Annex 1-1

	HART-Technik Kft.	Pomaz (HU)
	HOFFMANN HANDELS AG i.I.	Karlsruhe
	HW Verwaltungs AG	Halberstadt
hydroWEB d.o.o Beograd		Belgrad (RS)
	hydroWEB GmbH	Halberstadt
	Investunity AG	Heidelberg
	MARNA Beteiligungen AG	Hamburg
	MARE Containerschiff Verwaltungs GmbH i.L.	Hamburg
	MARE Panamax Tankschiffahrts GmbH i.L.	Hamburg
	MARE Produktentanker Schiffahrts GmbH i.L.	Hamburg
	MT „MARE ANTARCTIC“ Tankschiffahrts GmbH & Co. KG i.L.	Heidelberg
	MT „MARE ARCTIC“ Tankschiffahrts GmbH & Co. KG i.L.	Heidelberg
	MARE Supramax Bulker Schiffahrts GmbH i.L.	Hamburg
	Ming Le Sports AG	Heidelberg
	Mingle (International) Limited	Hongkong (HK)
	Mingle (China) Co., Ltd.*	Jinjiang (CN)
	Gui Xiang Industry Co. Ltd.*	Hong Kong (HK)
	Hubei Guige Paper Co. Ltd. *	Huanggang City (CN)
	Quanzhou Guige Paper Co. Ltd. *	Quanzhou City (CN)
	Mistral Media AG	Frankfurt am Main
	Kalme GmbH	Frankfurt am Main
	MS “Active” Schiffahrts GmbH & Co. KG	Haren - Ems
	MTM-Holding AG	Ittigen (CH)
	Nordic SSW 1000 AG & Co.KG	Hamburg
	Nordic SSW 1000 Verwaltungs AG	Hamburg
	OOC CTV GmbH & Co. KG	Hamburg
	OOC Nerz C.V.	Groningen (NL)
	OOC CTV Verwaltungs GmbH	Hamburg
BNS Holding GmbH i.L.	(Tochtergesellschaft Prisma Equity AG)	Heidelberg
	PWI-PURE SYSTEM AG	Heidelberg
FALKENSTEIN Nebenwerte AG	(Tochtergesellschaft Sparta AG)	Hamburg
SPARTA Invest AG	(Tochtergesellschaft Sparta AG)	Hamburg
	SPK Süddeutsche Privatkapital AG	Heidelberg
	Strawtec Estate LTD	Kigali (RW)
	Tabalon Mobile Technologies AG	Heidelberg
	Youbisheng Green Paper AG	Heidelberg

 * no control over the Chinese subsidiaries available

Annex 1-2

2. Subsidiaries of DELPHI Unternehmensberatung Aktiengesellschaft

Name of company	Headquarters
Strawtec Group AG	Heidelberg
Strawtec Building Solutions Ltd. & Co. KG	Kleinmachnow
Strawtec Engineering GmbH	Berlin
Strawtec Building Solutions Ltd.	Kigali (Rwanda)

3. Subsidiaries of Mr. Wilhelm K.T. Zours (unless already listed as persons acting in concert)

Name of company	Headquarters
YVAL Idiosynkratische Investments SE (100%)	Heidelberg

Annex 1-3

Annex 2: Prior purchases and sales (as of 06 June 2019)

1. Prior purchases by Deutsche Balaton Biotech AG

Biofrontera Shares, ISIN DE00060461134

Date	Type	Qty.	Price
06-Mar-19	Purchase	3,000	€ 5.2650
13-Mar-19	Purchase	650	€ 5.2800

2. Prior purchases by DELPHI Unternehmensberatung Aktiengesellschaft

Biofrontera Shares, ISIN DE00060461134

Date	Type	Qty.	Price
07-Dec-18	Purchase	10,979	€ 5.5800
10-Dec-18	Purchase	521	€ 5.5800
20-Dec-18	Purchase	165	€ 5.3100
21-Dec-18	Purchase	12,144	€ 5.3100
27-Dec-18	Purchase	5,891	€ 5.3100
27-Dec-18	Purchase	5,000	€ 4.8998
27-Dec-18	Purchase	10,000	€ 4.8500
27-Dec-18	Purchase	6,960	€ 4.8300
26-Feb-19	Purchase	18,000	€ 5.7000
02-Apr-19	Purchase	17,150	€ 6.0600
02-Apr-19	Purchase	6,000	€ 6.0500
03-Apr-19	Purchase	7,464	€ 6.1700
03-Apr-19	Purchase	1	€ 6.2200
08-Apr-19	Purchase	267	€ 6.2900
08-Apr-19	Purchase	9,733	€ 6.3000
08-Apr-19	Purchase	1,300	€ 6.2900
08-Apr-19	Purchase	250	€ 6.2900
08-Apr-19	Purchase	9,750	€ 6.3000
08-Apr-19	Purchase	2,086	€ 6.3000
08-Apr-19	Purchase	571	€ 6.2700
09-Apr-19	Purchase	8,888	€ 6.3000
09-Apr-19	Purchase	8,779	€ 6.2700
09-Apr-19	Purchase	1,502	€ 6.2600
10-Apr-19	Purchase	22	€ 6.3200
10-Apr-19	Purchase	500	€ 6.3200
10-Apr-19	Purchase	17,478	€ 6.3200
10-Apr-19	Purchase	10,000	€ 6.3600
10-Apr-19	Purchase	9,170	€ 6.2600
10-Apr-19	Purchase	8,000	€ 6.2400
12-Apr-19	Purchase	9,280	€ 6.3500
12-Apr-19	Purchase	7,039	€ 6.3100
16-Apr-19	Purchase	150	€ 6.3100
17-Apr-19	Purchase	9,000	€ 6.4630
17-Apr-19	Purchase	5,000	€ 6.4650
17-Apr-19	Purchase	3,866	€ 6.4100
17-Apr-19	Purchase	10,000	€ 6.4980
18-Apr-19	Purchase	8,964	€ 6.4100
23-Apr-19	Purchase	7,000	€ 6.5000
23-Apr-19	Purchase	3,300	€ 6.5489
23-Apr-19	Purchase	2,960	€ 6.5246
23-Apr-19	Purchase	9,000	€ 6.5504
23-Apr-19	Purchase	11,000	€ 6.5403
23-Apr-19	Purchase	3,157	€ 6.5011
23-Apr-19	Purchase	583	€ 6.5559
24-Apr-19	Purchase	5,000	€ 6.5000
24-Apr-19	Purchase	5,897	€ 6.5123
25-Apr-19	Purchase	9,700	€ 6.5300
25-Apr-19	Purchase	15,235	€ 6.5048
25-Apr-19	Purchase	20,000	€ 6.5436
25-Apr-19	Purchase	2,706	€ 6.5595

Annex 2-1

25-Apr-19	Purchase	10,000	€ 6.5471
25-Apr-19	Purchase	30	€ 6.9767
25-Apr-19	Purchase	9,970	€ 6.5463
26-Apr-19	Purchase	12,000	€ 6.4810
26-Apr-19	Purchase	5,000	€ 6.4500
26-Apr-19	Purchase	12,400	€ 6.4500
26-Apr-19	Purchase	4,272	€ 6.3400
26-Apr-19	Purchase	7,763	€ 6.5093
29-Apr-19	Purchase	2,940	€ 6.5000
29-Apr-19	Purchase	7,000	€ 6.4740
29-Apr-19	Purchase	22,000	€ 6.5740
29-Apr-19	Purchase	9,582	€ 6.6000
29-Apr-19	Purchase	3,346	€ 6.5010
29-Apr-19	Purchase	2,312	€ 6.5500
29-Apr-19	Purchase	11,953	€ 6.5725
29-Apr-19	Purchase	20,735	€ 6.5502
29-Apr-19	Purchase	2,306	€ 6.5600
29-Apr-19	Purchase	2,500	€ 6.5719
29-Apr-19	Purchase	2,106	€ 6.5704
29-Apr-19	Purchase	4,662	€ 6.5871
29-Apr-19	Purchase	20,732	€ 6.5702
29-Apr-19	Purchase	2,500	€ 6.5614
29-Apr-19	Purchase	339	€ 6.5310
29-Apr-19	Purchase	5,500	€ 6.5613
29-Apr-19	Purchase	1,200	€ 6.5429
29-Apr-19	Purchase	6,546	€ 6.6011
29-Apr-19	Purchase	9,433	€ 6.6004
06-May-19	Purchase	212	€ 6.6100
09-May-19	Purchase	13,088	€ 6.6100
09-May-19	Purchase	2,000	€ 6.5800
09-May-19	Purchase	725	€ 6.6100
09-May-19	Purchase	511	€ 6.6100
10-May-19	Purchase	10,564	€ 6.6100
10-May-19	Purchase	4,000	€ 6.6200
10-May-19	Purchase	2,703	€ 6.6000
13-May-19	Purchase	147	€ 6.6000
15-May-19	Purchase	1,023	€ 6.6000
16-May-19	Purchase	20,000	€ 6.6700
16-May-19	Purchase	7,000	€ 6.6820
17-May-19	Purchase	700	€ 6.6500
20-May-19	Purchase	10,420	€ 6.6500
20-May-19	Purchase	4,665	€ 6.6300
21-May-19	Purchase	1	€ 6.6300
23-May-19	Purchase	315	€ 6.6300
23-May-19	Purchase	45,973	€ 6.7190
23-May-19	Purchase	7,000	€ 6.7020
23-May-19	Purchase	7,000	€ 6.7120
23-May-19	Purchase	16,100	€ 6.7190
23-May-19	Purchase	10,638	€ 6.9700
24-May-19	Purchase	10,000	€ 7.1520
24-May-19	Purchase	12,000	€ 7.1980
24-May-19	Purchase	17,400	€ 7.1990
24-May-19	Purchase	10,000	€ 7.2000
24-May-19	Purchase	16,700	€ 7.1800
24-May-19	Purchase	10,000	€ 7.1980
24-May-19	Purchase	6,000	€ 7.2000
24-May-19	Purchase	10,000	€ 7.1980
24-May-19	Purchase	47,613	€ 7.2000
27-May-19	Purchase	2,200	€ 7.1500
27-May-19	Purchase	3,200	€ 7.1700
27-May-19	Purchase	24,767	€ 7.2000
28-May-19	Purchase	4,689	€ 7.2000
28-May-19	Purchase	2,433	€ 7.2000
28-May-19	Purchase	10,955	€ 7.2100
29-May-19	Purchase	12,195	€ 7.2100
29-May-19	Purchase	1,941	€ 7.2000

Annex 2-2

03-Jun-19	Purchase	12,645	€ 7.2000
04-Jun-19	Purchase	14,067	€ 7.2000
04-Jun-19	Purchase	18,400	€ 7.2100
04-Jun-19	Purchase	24,300	€ 7.2100
04-Jun-19	Purchase	2,849	€ 7.2100
05-Jun-19	Purchase	10,000	€ 7.2580
05-Jun-19	Purchase	5,000	€ 7.2800
05-Jun-19	Purchase	5,000	€ 7.2870
05-Jun-19	Purchase	4,000	€ 7.2800
05-Jun-19	Purchase	5,760	€ 7.2800
06-Jun-19	Purchase	20,000	€ 7.4820
06-Jun-19	Purchase	10,000	€ 7.4840
06-Jun-19	Purchase	7,000	€ 7.5000
06-Jun-19	Purchase	1,000	€ 7.4800
06-Jun-19	Purchase	1,163	€ 7.4100
07-Jun-19	Purchase	12.000	7,5000€
07-Jun-19	Purchase	17.000	7,5470€
07-Jun-19	Purchase	23.400	7,4930€
07-Jun-19	Purchase	5.000	7,4700€
07-Jun-19	Purchase	16.000	7,4990€
07-Jun-19	Purchase	20.000	7,5000€
07-Jun-19	Purchase	10.000	7,5200€
07-Jun-19	Purchase	8.000	7,4500€
07-Jun-19	Purchase	18.000	7,4900€
07-Jun-19	Purchase	25.000	7,4600€
07-Jun-19	Purchase	20.000	7,4600€
07-Jun-19	Purchase	10.000	7,4400€
07-Jun-19	Purchase	10.000	7,4400€
07-Jun-19	Purchase	10.000	7,4400€
07-Jun-19	Purchase	10.000	7,4400€
07-Jun-19	Purchase	12.000	7,4400€
07-Jun-19	Purchase	12.000	7,4400€
07-Jun-19	Purchase	20.000	7,4400€
07-Jun-19	Purchase	12.000	7,4400€
07-Jun-19	Purchase	12.000	7,4400€
07-Jun-19	Purchase	60.000	7,4400€
07-Jun-19	Purchase	6.431	7,4400€
07-Jun-19	Purchase	2.500	7,4914€
07-Jun-19	Purchase	3.000	7,4906€
07-Jun-19	Purchase	1.000	7,4955€
07-Jun-19	Purchase	9.625	7,4675€
07-Jun-19	Purchase	1.506	7,5143€
07-Jun-19	Purchase	1.295	7,5014€
07-Jun-19	Purchase	8.000	7,5216€
07-Jun-19	Purchase	200	7,5273€
07-Jun-19	Purchase	15.000	7,5002€
07-Jun-19	Purchase	456	7,4776€
11-Jun-19	Purchase	302	7,5400€
11-Jun-19	Purchase	573	7,5500€
11-Jun-19	Purchase	1.306	7,5700€
11-Jun-19	Purchase	2.000	7,5800€
11-Jun-19	Purchase	200	7,5900€
11-Jun-19	Purchase	70.619	7,6000€
11-Jun-19	Purchase	10.000	7,4969€
11-Jun-19	Purchase	8.000	7,5000€
11-Jun-19	Purchase	7.000	7,5998€
11-Jun-19	Purchase	12.000	7,6000€
11-Jun-19	Purchase	12.000	7,6000€
11-Jun-19	Purchase	7.000	7,6000€
11-Jun-19	Purchase	2.765	7,5700€
11-Jun-19	Purchase	9.900	7,6700€
11-Jun-19	Purchase	26.000	7,7342€
11-Jun-19	Purchase	12.000	7,7500€
11-Jun-19	Purchase	14.182	7,7500€
11-Jun-19	Purchase	18.000	7,7500€
11-Jun-19	Purchase	15.000	7,7500€
11-Jun-19	Purchase	12.000	7,7500€
11-Jun-19	Purchase	12.000	7,7500€

Annex 2-3

11-Jun-19	Purchase	8.879	7,7500€
12-Jun-19	Purchase	18.000	7,8724€
12-Jun-19	Purchase	7.000	7,8886€
12-Jun-19	Purchase	8.000	7,8900€
12-Jun-19	Purchase	12.000	7,8929€
13-Jun-19	Purchase	30.000	7,9410€
13-Jun-19	Purchase	8.000	7,9800€
13-Jun-19	Purchase	12.000	7,9800€
13-Jun-19	Purchase	12.000	7,9800€
13-Jun-19	Purchase	5.000	7,9900€
13-Jun-19	Purchase	5.000	7,9800€
13-Jun-19	Purchase	7.840	7,9600€
13-Jun-19	Purchase	38.563	7,9960€
14-Jun-19	Purchase	9.700	7,5200€

3. Prior purchases / sales by Deutsche Balaton Aktiengesellschaft

Biofrontera Shares, ISIN DE00060461134

Date	Type	Qty.	Price
17-May-19	Sale	-2,000,000	€ 6.6000
23-May-19	Purchase	20,000	€ 6.9196
31-May-19	Sale	-1,000,000	€ 7.2000

4. Prior purchases / sales by ABC Beteiligungen AG

Biofrontera Shares, ISIN DE00060461134

Date	Type	Qty.	Price
02-Apr-19	Purchase	32,500	€ 6.0542
03-Apr-19	Purchase	7,500	€ 6.2969
04-Apr-19	Purchase	10,000	€ 6.2725
05-Apr-19	Purchase	404	€ 6.2400
10-Apr-19	Purchase	828	€ 6.2700
10-Apr-19	Purchase	2,500	€ 6.2600
06-May-19	Purchase	5,000	€ 6.6200
20-May-19	Purchase	20,543	€ 6.6710
21-May-19	Purchase	4,509	€ 6.7137
22-May-19	Purchase	6,281	€ 6.7300
23-May-19	Purchase	10,390	€ 6.7100

5. Prior purchases / sales by Prisma Equity AG

Biofrontera Shares, ISIN DE00060461134

Date	Type	Qty.	Price
11-Dec-18	Sale*	-692	€ 1.0000
18-Feb-19	Sale*	-27,694	€ 1.0000
22-Feb-19	Sale*	-1,000	€ 1.0000
03-May-19	Sale*	-100	€ 1.0000

* due to the exercise of options

5.       Prior purchases / sales by Sparta AG

Biofrontera Shares, ISIN DE00060461134

Date	Type	Qty.	Price
17-May-19	Purchase	2,000,000	€ 6.6000
31-May-19	Purchase	1,000,000	€ 7.2000
12-Jun-19	Purchase	30.000	7,7988 €
17-Jun-19	Purchase	60.000	7,2138 €
17-Jun-19	Purchase	20.000	7,2586 €
18-Jun-19	Purchase	25.000	7,2042 €
18-Jun-19	Purchase	20.000	7,2410 €
18-Jun-19	Purchase	20.000	7,2000 €
18-Jun-19	Purchase	25.000	7,2069 €
18-Jun-19	Purchase	15.000	7,2233 €

Annex 2-4

Annex 3: Financing confirmation

Bethmann Bank
ABN AMRO

Deutsche Balaton Biotech AG
Herrn Rolf Birkert
Ziegelhäuser Landstraße 1
69120 Heidelberg

Delphi Unternehmensberatung AG
Herrn Wilhelm Zours
Ziegelhäuser Landstraße 1
69120 Heidelberg

Vermögensmanagement
Jörg Reese

Telefon: +49 89 23 699 - 238
Telefax: +49 89 23 699 - 199
E-Mail: joerg.reese@bethmannbank.de

06.06.2019

Bestätigung nach § 13 Abs. 1 Satz 2 des Wertpapiererwerbs- und Übernahmegesetzes („WpÜG") zum freiwilligen öffentlichen Erwerbsangebot in Form eines Teilangebots der Deutsche Balaton Biotech AG mit Sitz in Frankfurt am Main und der Delphi Unternehmensberatung Aktiengesellschaft mit Sitz in Heidelberg für den Erwerb von bis zu Stück 500.000 auf den Namen lautenden Stückaktien der Biofrontera AG, Leverkusen, gegen Zahlung einer Geldleistung in Höhe von 7,20 Euro je Aktie nach Maßgabe der Angebotsunterlage

Sehr geehrter Herr Birkert,
sehr geehrter Herr Zours,

die Bethmann Bank AG mit Sitz in Frankfurt am Main ist ein von der Deutsche Balaton Biotech AG und der Delphi Unternehmensberatung Aktiengesellschaft unabhängiges Wertpapierdienstleistungsunternehmen im Sinne von § 13 Abs. 1 Satz 2 WpÜG.

Wir bestätigen hiermit gemäß § 13 Abs. 1 Satz 2 WpÜG, dass die Deutsche Balaton Biotech AG und die Delphi Unternehmensberatung Aktiengesellschaft sämtliche notwendigen Maßnahmen getroffen haben, um sicherzustellen, dass ihnen die zur vollständigen Erfüllung des oben genannten Erwerbsangebots notwendigen Mittel zum Zeitpunkt der Fälligkeit des Anspruchs auf die Geldleistung zur Verfügung stehen.

Mit der Wiedergabe dieses Schreibens in der Angebotsunterlage für das oben genannte Erwerbsangebot gemäß § 11 Abs. 2 Satz 3 Nr. 4 WpÜG sind wir einverstanden.
Haben Sie noch Fragen? Herr Jörg Reese beantwortet sie Ihnen gerne.

Mit freundlichen Grüßen

Bethmann Bank AG

Kurt Halmburger
Niederlassungsleiter

Jürgen Müller
Niederlassungsleiter

Bethmann Bank AG
Promenadeplatz 9
80333 München
Telefon +49 89 23699 - 0
Telefax +49 89 23699 - 199

Vorsitzender des Aufsichtsrates:
Fred Bos
Vorstand: Hans Heregreaf (Vors.),
Stephan Isenberg, Nicolas von Loeper,
Michael Pleske

Sitz der Gesellschaft: Frankfurt am Main
Amtsgericht Frankfurt am Main
HRB 57565
USt-ID: DE 122788861

2019 03

Annex 3-1